UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STERIS CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STERIS CORPORATION

5960 Heisley Road ■ Mentor, Ohio 44060-1834 ■ USA

TO OUR SHAREHOLDERS:

The 2012 Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Time, on Thursday, July 26 2012, at STERIS Corporation’s Headquarters, 5960 Heisley Road, Mentor, Ohio, USA. At the Annual Meeting, shareholders will be asked to elect ten directors for terms expiring at the 2013 Annual Meeting, approve, on a non-binding advisory basis, the compensation of our Named Executive Officers and ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. We urge our shareholders to attend the meeting and to vote FOR the nominees for director listed in the following Proxy Statement, FOR approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers and FOR the ratification of Ernst & Young LLP as the Company’s independent registered accounting firm.

The formal notice of the Annual Meeting and the Proxy Statement containing information relative to the meeting follow this letter. We urge you to read the Proxy Statement carefully and assure that your shares will be voted by using one of the alternative methods of voting described in the Proxy Statement.

Sincerely,

WALTER M ROSEBROUGH, JR.

President and

Chief Executive Officer

JOHN P. WAREHAM

Chairman of the Board

STERIS CORPORATION

5960 Heisley Road ■ Mentor, Ohio 44060-1834 ■ USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JULY 26, 2012

The Annual Meeting of Shareholders of STERIS Corporation (the “Company” or “STERIS”) will be held at 9:00 a.m., Eastern Time, on Thursday, July 26, 2012, at STERIS Corporation’s Headquarters, 5960 Heisley Road, Mentor, Ohio, USA, for the following purposes:

1.    To elect ten directors to serve until the Company’s 2013 Annual Meeting of Shareholders;

2.    To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers;

3.    To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013; and

4.    To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has established the close of business on May 29, 2012 as the record date for determining shareholders entitled to notice and to vote at the Annual Meeting and any adjournments.

The Company’s Annual Report to Shareholders for the year ended March 31, 2012 is available to shareholders. The Proxy Statement accompanies this Notice.

By Order of the Board of Directors,

MARK D. MCGINLEY
Secretary

June 5, 2012

PLEASE NOTE: Whether or not you expect to be present at the Annual Meeting, please cast your vote over the Internet, by telephone, or by requesting paper proxy materials and returning the signed proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

PLEASE NOTE: Attendance at the STERIS Corporation Annual Meeting is limited to STERIS shareholders, members of their immediate families, or their formally designated representatives. Shareholders will be required to register and present appropriate picture identification in order to be admitted to the Annual Meeting. STERIS reserves the right to limit items brought to the Annual Meeting, including, without limitation, cameras, recording equipment, electronic devices, packages and other items, and to take other action for the proper, orderly and efficient conduct of the meeting.

STERIS CORPORATION

5960 Heisley Road

Mentor, Ohio 44060

440-354-2600

Annual Meeting of Shareholders

July 26, 2012—9:00 a.m. (Eastern Time)

PROXY STATEMENT

i

GENERAL INFORMATION

PROXY VOTING AND SOLICITATION OF PROXIES

This Proxy Statement was furnished on or about June 8, 2012, to the shareholders of STERIS Corporation (“STERIS” or the “Company”) of record as of the close of the stock transfer books on May 29, 2012. This Proxy Statement is provided in connection with the solicitation by the Board of Directors of proxies for the 2012 Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time, on Thursday, July 26, 2012, at STERIS Corporation’s Headquarters, 5960 Heisley Road, Mentor, Ohio, USA. The cost of soliciting the proxies will be borne by the Company. Our directors, officers and designated employees may solicit proxies in person, by mail, by telephone, fax, or e-mail. They will not receive any additional compensation for these activities. STERIS has engaged a professional proxy solicitation firm, Georgeson Inc. (“Georgeson”), to assist in tracking voting with brokers, banks and other institutional holders. The Company will pay Georgeson a fee of approximately $8,500 for these services. Additional shareholder meeting services may be contracted for additional fees.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and our 2012 Annual Report available at www.proxyvote.com. If you received a Notice regarding this availability, the Notice instructs you how to access and review the Proxy Statement and the 2012 Annual Report, as well as the alternative methods to vote your shares – over the Internet, by telephone, or by mailing a completed form of proxy (if requested). If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.

If you received a printed copy of the proxy materials, the Company now offers the opportunity to electronically receive future proxy statements and annual reports over the Internet. By using these services, you are not only able to access these materials more quickly, but you are also helping STERIS save resources and reduce printing and postage costs. Online services are available to our registered and beneficial shareholders who have active email accounts and Internet access. Registered shareholders maintain shares in their own names. Beneficial shareholders have shares deposited with a bank or brokerage firm. Beneficial owners will need to complete the bank or brokerage firm process for requesting electronic delivery. If you have accounts with multiple banks and/or brokers, you will need to complete the process for each account. Upon completion of your enrollment, you will receive an email confirming your election to use the online services. Your enrollment in the online program will remain in effect as long as your account remains active or until you cancel your enrollment.

VOTING

As of the record date set by the Board of Directors (May 29, 2012), the Company had 57,815,589 Common Shares outstanding and entitled to vote at the 2012 Annual Meeting, each of which is entitled to one vote. Under the Ohio General Corporation Law, the shares may be voted cumulatively in the election of directors if (a) notice in writing is given by a shareholder of record to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder desires the voting in the election to be cumulative, and (b) an announcement of the giving of the notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will have the right to cumulate the shareholder’s votes and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or the shareholder may distribute the shareholder’s votes on the same principle among two or more nominees. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed proxy will vote the shares represented by valid proxies on a cumulative basis for the election of the nominees listed on pages 4 and 5, allocating the votes among the nominees in accordance with their discretion. Pursuant to the Ohio General Corporation Law, a shareholder may revoke a proxy by giving notice to the Company in writing, in a verifiable communication, in open meeting, or by submitting a subsequent proxy.

VOTES REQUIRED TO ADOPT PROPOSALS

Common Shares represented by properly executed proxies will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted FOR the election of the nominees named in this Proxy Statement, FOR approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Director nominees receiving the greatest number of votes cast will be elected as directors provided a quorum is present at the meeting in person or by proxy. An abstention or a broker non-vote will have no effect with respect to the election of a director nominee. On any proposal requiring approval by a specified percentage of the Company’s Common Shares that are outstanding or that are present at the meeting, an abstention or a broker non-vote will have the same effect as a vote against approval of the proposal, as each abstention or broker non-vote will be one less vote for the proposal. An abstention or broker non-vote will have no effect on any proposal requiring only a majority of the votes cast as the abstention or broker non-vote will not be counted in determining the number of votes cast.

Stockholder votes will be tabulated by an independent inspector of elections for the Annual Meeting.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of (1) electing ten directors to serve until the Company’s 2013 Annual Meeting of Shareholders, (2) approving, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers, (3) ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013 and (4) transacting such other business as may properly come before the meeting.

The persons named in the accompanying proxy form have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as directors the ten nominees listed on pages 4 and 5, to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers and to ratify the appointment of Ernst & Young LLP.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors (sometimes referred to as the “Board”) currently has ten members. The Board, after considering the recommendation of the Nominating and Governance Committee, unanimously nominated the ten nominees listed below for election to the Board at the Annual Meeting.

The directors elected at the Annual Meeting will hold office until the 2013 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy form intend to vote the proxies held by them for the election of the ten nominees named below. The Board has no reason to believe that any of the nominees will be unable to serve as a director. In the event, however, of the death or unavailability of any nominee or nominees, a proxy with a vote for such nominee or nominees will be voted for such other person or persons as the Board may recommend unless the Board, in response to the death or unavailability, chooses to reduce the size of the Board or the number of directors, or take other action.

PROPOSAL 1: To elect Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, David B. Lewis, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood as directors for terms expiring at the 2013 Annual Meeting of Shareholders.

Ms. Feldmann, Drs. Kosecoff, Sohi and Wood and Messrs. Breeden, McMullen, Lewis, Rosebrough, Wareham and Wilson were all last elected as directors by the shareholders at the 2011 Annual Meeting for terms expiring at the 2012 Annual Meeting.

NOMINEES FOR ELECTION AS DIRECTORS

As to all the nominees, the following provides their age, the year in which each became a STERIS director, their principal occupations and recent employment history, and any directorships held in companies having securities registered pursuant to the Securities Exchange Act of 1934 during the last five years.

Richard C. Breeden, age 62, director since April 2008, and Chairman and Chief Executive Officer of Breeden Capital Management LLC, a manager of investment funds, since 2005. He has also served since 1996 as Chairman of Richard C. Breeden & Co., LLC, a professional services firm specializing in strategic consulting, financial restructuring and corporate governance advisory services. From 2005 to 2009, Mr. Breeden served as Corporate Monitor of KPMG LLP on behalf of the U.S. Department of Justice under a Deferred Prosecution Agreement with KPMG LLP. Mr. Breeden served as Chairman of the U.S. Securities and Exchange Commission from 1989-1993. During the past five years, Mr. Breeden has also served on the Boards of Applebee’s International, Inc., Banco Bilbao Vizcaya Argentaria, S.A. of Spain, Zale Corporation and H & R Block, Inc., where he was non-executive Chairman as well as a director.

Cynthia L. Feldmann, age 59, director since March 2005 and President and Founder of Jetty Lane Associates, a consulting firm, from December 2005 to December 2011. From November 2003 to September, 2005 Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP. From September 2002 to November 2003 Ms. Feldman was involved in a variety of personal business matters. From 1994 to 2002, Ms. Feldman was employed by KPMG LLP, primarily serving as Partner-in-Charge of its National Medical Technologies Practice. From 1975 to 1994, Ms. Feldmann was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP), and during that time was named Partner-in-Charge of its Life Sciences practice. Ms. Feldmann holds a Professional Director Certification from the American College of Corporate Directors. Ms. Feldmann is a director of Hanger Orthopedic Group, Inc. and HeartWare International, Inc. She previously served on the Board of Hayes Lemmerz International, Inc.

Jacqueline B. Kosecoff, age 63, director since October 2003 and, since March 2012, Managing Partner, Moriah Partners, LLC, a private equity firm focused on health services and technology and Senior Advisor to Warburg Pincus LLC. From October 2007 to November 2011, Dr. Kosecoff served as Chief Executive Officer of OptumRx (formerly named Prescriptions Solutions), a pharmacy benefits management company and subsidiary of UnitedHealth Group, and continued to serve as a senior advisor to OptumRx from December 2011 to February 2012. Dr. Kosecoff served as Chief Executive Officer of Ovations Pharmacy Solutions, a UnitedHealth Group company, from December 2005 to October 2007. From July 2002 to December 2005, Dr. Kosecoff served as Executive Vice President, Specialty Companies, of PacifiCare Health Systems, Inc., one of the nation’s largest consumer health organizations. From 1998 to 2002, Dr. Kosecoff was President and Founder of Protocare, Inc., a firm involved in the development and testing of drugs, devices, biopharmaceutical and nutritional products, and consulting and analytic services. Dr. Kosecoff is a director of Sealed Air Corporation and CareFusion Corporation.

David B. Lewis, age 68, director since July 2010. Mr. Lewis has been a partner since 1982 with the firm of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C., Seattle, WA, Lansing MI, and New York, NY. He served as its Chairman from 1982 to January 2011. He is a director of H&R Block, Inc. and The Kroger Company. Previously, Mr. Lewis served on the Boards of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc., and Comerica, Inc.

Kevin M. McMullen, age 51, director since July 2000, and Chairman of the Board, Chief Executive Officer, and President of OMNOVA Solutions Inc., a major innovator of decorative and functional surfaces, emulsion polymers, and specialty chemicals, since February 2001. Mr. McMullen was President of GenCorp Inc.’s Decorative & Building Products business unit from 1996 until GenCorp’s spin-off of OMNOVA in 1999. Mr. McMullen became President and Chief Operating Officer of OMNOVA in 2000, and Chairman, Chief

Executive Officer and President of OMNOVA in 2001. Before joining GenCorp, Mr. McMullen was employed by General Electric Corporation in its Commercial & Industrial Lighting business from 1991 to 1996, and McKinsey & Company from 1985 to 1991.

Walter M Rosebrough, Jr., age 58, director and President and Chief Executive Officer of STERIS Corporation since October 2007. From February 2005 to September 2007, Mr. Rosebrough served as President and CEO of Coastal Hydraulics, Inc., a hydraulic and pneumatic systems company he purchased in 2005, and he continues to serve as its non-executive Chairman. Previously, Mr. Rosebrough spent nearly 20 years in the healthcare industry in various roles as a senior executive with Hill-Rom Holdings, Inc. (at the time, Hillenbrand Industries, Inc.), a worldwide provider of medical equipment and related services, including President and CEO of Support Systems International, President and CEO of Hill-Rom.

Mohsen M. Sohi, age 53, director since July 2005, and since July 2010, Managing Partner of Freudenberg and Co., a general multi-industry company serving various industries including automotive, medical, aerospace, oil and gas and power generation and transmission. From March 2003 through June 2010, Dr. Sohi served as President and Chief Executive Officer of Freudenberg-NOK, a privately-held joint venture partnership between Freudenberg and NOK Corp. of Japan, the world’s largest producer of elastomeric seals and custom molded products for automotive and other applications. From January 2001 to March 2003, Dr. Sohi was with NCR Corporation, a leading global technology company, most recently as the Senior Vice President, Retail Solutions Division. Prior to NCR, Dr. Sohi was with Honeywell International Inc. and its pre-merger constituent, Allied Signal, Inc., providers of aerospace, automation & control solutions, specialty materials and transportation systems, for 14 years, serving from July 2000 to January 2001 as President, Honeywell Electronic Materials. Dr. Sohi is a director of Aviat Networks, Inc. (formerly known as Harris Stratex Networks, Inc.). Dr. Sohi previously served on the Board of Hayes Lemmerz International, Inc.

John P. Wareham, age 70, director since November 2000. Mr. Wareham was appointed Chairman of the Board of Directors of STERIS in May 2005. In April 2005, Mr. Wareham retired as Chairman of the Board and Chief Executive Officer of Beckman Coulter, Inc., a leading provider of laboratory systems and complementary products used in biomedical analysis, a position which he held since February 1999. Previously Mr. Wareham served as President and Chief Operating Officer of Beckman Coulter, a position he assumed in 1993. Mr. Wareham is a director of ResMed Inc. Mr. Wareham previously served on the Boards of Beckman Coulter, Inc., Greatbatch, Inc. and Accuray Incorporated.

Loyal W. Wilson, age 64, director since 1987, and Managing Director of Primus Capital Partners, Inc., a private equity investment and management firm, since 1994 and a Managing Partner of Primus Venture Partners, L.P. since 1983. Primus companies are investors in established, high growth firms in the business services, healthcare and education industries. Mr. Wilson previously served on the Boards of Marlin Business Services Corp. and Corinthian Colleges, Inc.

Michael B. Wood, age 68, director since October 2004, and from August 2004 to the present a consultant orthopedic surgeon at the Mayo Clinic in Jacksonville, Florida and as a Professor of Orthopedics at the Mayo Clinic College of Medicine. Dr. Wood served from June 2004 to August 2004 as a staff orthopedic surgeon at Luther-Midelfort Clinic in Eau Claire, Wisconsin. Dr. Wood served as President Emeritus of the Mayo Clinic Foundation from February 2003 until February 2004, and President and CEO of the Mayo Clinic Foundation from 1999 to 2003. The Mayo Clinic Foundation is a charitable, not-for-profit organization based in Rochester, Minnesota, and is the parent corporate entity of the Mayo Clinics in Minnesota, Florida and Arizona. Dr. Wood is a director of Cubist Pharmaceuticals, Inc.

The Board of Directors believes that each of the director nominees has the necessary personal and professional ethics, integrity, experience, commitment, judgment, diversity of background, and other attributes to make them well qualified to serve as a director of STERIS.

•	Mr. Breeden’s experience as Chairman of the U.S. Securities and Exchange Commission, CEO of an investment advisory firm, and a director of several public companies. Mr. Breeden’s experience provides our Board with extensive managerial, governance and regulatory insights regarding issues facing public companies. As an investor, Mr. Breeden also provides valuable insight on issues such as shareholder return, executive compensation programs, and capital structure.

•

Ms. Feldmann’s experience as Partner-in-Charge of a national medical technologies practice and Life Sciences practice for leading public accounting firms and director of publicly traded companies. Ms. Feldmann’s overall experience and financial expertise supports the Board’s oversight of critical financial policy, reporting and risk matters encountered by public companies.

•

Dr. Kosecoff’s experience as a Chief Executive Officer for a number of large healthcare organizations and a director of publicly traded companies. Dr. Kosecoff’s background provides our Board with extensive managerial, government and regulatory experiences and insight in the healthcare industry.

•

Mr. Lewis’ many years experience as a practicing attorney, and as a director of several public companies. Mr. Lewis’ background provides our Board with an important perspective regarding legal, regulatory and financial issues (although he does not serve in a legal capacity or provide legal advice to STERIS or our Board).

•

Mr. McMullen’s experience as Chairman, President, and Chief Executive Officer of a publicly traded company. Mr. McMullen’s experience as chief executive of an international public company with a diverse employee population brings significant understanding of managerial, human resources and compensation matters to the Board.

•

Mr. Rosebrough’s experience as President and Chief Executive Officer for several corporations and many years experience as a senior executive in the healthcare industry. Mr. Rosebrough leads the Company’s management team, assists the Board in its oversight of the Company, and provides unique perspectives into the healthcare industry and our operations, direction and strategies.

•

Dr. Sohi’s experience as President and Chief Executive Officer of an international industrial company, and international operating experience. Dr. Sohi provides our Board with substantial manufacturing, operational and international experience, which are important factors for the Board’s oversight and the Company’s strategies.

•

Mr. Wareham’s many years as Chairman and Chief Executive Officer of a publicly traded corporation in the biomedical field, as well as other senior executive and board of director positions. Mr. Wareham’s broad-based experience and leadership roles provide the Board and the Company with extraordinary healthcare industry perspectives and insights.

•

Mr. Wilson’s many years experience as Managing Director of a private equity investment and management firm. Mr. Wilson provides valuable managerial, investment, and financial experience that support the Board’s oversight of management and issues generally facing public companies.

•

Dr. Wood’s experience as President and CEO of one of the most prestigious medical organizations in the world and as a director of the Institute for Healthcare Improvement. Dr. Wood provides the Board with the unique perspective of a user of medical instrumentation, as a surgeon, as well as hospital managerial experience as the former CEO of The Mayo Clinic Foundation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF RICHARD C. BREEDEN, CYNTHIA L. FELDMANN, JACQUELINE B. KOSECOFF, DAVID B. LEWIS, KEVIN M. MCMULLEN, WALTER M ROSEBROUGH, JR., MOHSEN M. SOHI, JOHN P. WAREHAM, LOYAL W. WILSON AND MICHAEL B. WOOD.

PROPOSAL 2 –TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

We believe that our compensation policies and procedures are based on a pay-for-performance philosophy and are aligned with the long-term interests of our shareholders. However, to obtain the specific input of shareholders with respect to these policies and procedures in accordance with the provisions of the Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, the proposal described below provides shareholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our Named Executive Officers.

This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to provide input—to endorse or not endorse – the compensation of the Company’s Named Executive Officers. We are currently conducting say-on-pay votes every year, and expect to hold the next say-on-pay vote in connection with our 2013 Annual Meeting. We strongly encourage you to carefully review the Compensation Discussion and Analysis and compensation tables and narrative discussions and related material beginning on page 20 of this Proxy Statement. Thereafter, we request your input on the compensation of the Company’s Named Executive Officers through your vote on the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on a non-binding advisory basis.”

Because your vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

PROPOSAL 2: To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.

Proxies will be voted to approve on a non-binding advisory basis the compensation of our Named Executive Officers in the absence of instructions to the contrary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been reappointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013 by the Audit Committee of the Board. The Board recommends ratification of this appointment by the shareholders.

PROPOSAL 3: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

Approval of Proposal 3 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting. Approval of Proposal 3 will not preclude the Board or Audit Committee from selecting a different registered public accounting firm at any time during the fiscal year if it determines such change would be in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2013.

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UNLESS OTHERWISE SPECIFIED, THE PROXY HOLDERS WILL VOTE FOR

PROPOSALS 1, 2 AND 3.

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VOTING ON OTHER MATTERS

We have no knowledge of any other matters to be presented for vote to the shareholders at the Annual Meeting. In the event other matters do properly come before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matters.

BOARD OF DIRECTORS INFORMATION

BOARD MEETINGS AND COMMITTEES

Our Board of Directors met six times during the fiscal year ended March 31, 2012. As more fully explained below, the Board of Directors – at its February 1, 2012 meeting – made changes to the charters and composition of two of its committees and established a new Committee. The Board now has four standing committees – the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Compliance Committee. Each committee has adopted a written charter that may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy of each charter will also be made available upon a request sent to the Company’s Secretary. From time to time, our Board has also established various special committees.

Audit and Financial Policy Committee / Audit Committee

Ms. Feldmann and Messrs. Lewis and Wilson were members of the Audit and Financial Policy Committee from April 1, 2011 through January 31, 2012. On February 1, 2012, the Board of Directors modified the Audit and Financial Policy Committee’s charter to revise its responsibilities and renamed the Committee the Audit Committee. Ms. Feldmann and Messrs. Lewis and Wilson continued on as members of the Audit Committee and Mr. Breeden was appointed as a member on February 1, 2012. The current Audit Committee, like the Audit and Financial Policy Committee before it, provides oversight relating to the integrity of the Company’s financial statements and financial reporting process, including its systems of internal accounting and financial controls, the internal audit process, the annual independent audit of the Company’s annual financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, and independence and related matters. As a result of the charter revisions, certain of the Committee’s investment and financial policy responsibilities and related matters were reallocated to the Board.

SEC rules provide that only a person who meets certain independence criteria may serve on the audit committee of a public company. The Board has determined that Ms. Feldmann and Messrs. Breeden, Lewis and Wilson each meet those independence criteria for audit committee members and that all such members also are independent within the meaning of the NYSE listing standards. The Board has further determined that Ms. Feldmann qualifies as an “audit committee financial expert” in accordance with Item 407(d)(5)(ii) of Regulation S-K as a result of the Board’s examination of her education, public accounting firm experience, other board and audit committee experiences and prior STERIS Audit Committee experience. Ms. Feldmann graduated from Boston College in 1975 with a BS degree in Accounting and became a Certified Public Accountant in 1979. She was employed by Coopers & Lybrand (now PricewaterhouseCoopers), was admitted to the partnership in 1986, and was subsequently named Partner-in-Charge of its Life Sciences practice. From 1994 to 2002, Ms. Feldman was employed by KPMG, primarily serving as Partner-in-Charge of its National Medical Technologies Practice. During her employment with these public accounting firms, Ms. Feldmann was in charge of and actively supervised the audits of numerous public companies in many of the same industries in which STERIS participates. In addition, Ms. Feldmann has served on the audit committee of other U.S. public companies. Based on Ms. Feldmann’s education, experience in preparing, auditing and evaluating financial statements, and extensive audit and audit committee experience, the Board of Directors determined that Ms. Feldmann qualifies as an “audit committee financial expert” as defined by applicable regulation.

The Audit and Financial Policy Committee met seven times from April 1, 2011 through January 31, 2012. The Audit Committee met one time during the period of February 1, 2012 through March 31, 2012. A copy of the Audit Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Compensation and Corporate Governance Committee / Compensation Committee

Messrs. McMullen, Breeden and Wareham were the members of the Compensation and Corporate Governance Committee from April 1, 2011 through January 31, 2012. During this part of the fiscal year, this Committee was responsible for the Company’s general compensation philosophy for senior management, and evaluating and making recommendations to the Board of Directors concerning the composition, structure and operation of the Board and Board nominee recommendations (in this respect performing nominating committee functions). In addition, the Committee was responsible for developing and recommending to the Board corporate governance principles for the Company and overseeing the process for evaluation of the Board and senior management. The Board decided on February 1, 2012 to separate the nominating and governance responsibilities from the other Compensation and Corporate Governance Committee responsibilities, and reallocated those responsibilities to the newly established Nominating and Governance Committee and Compensation Committee, and adopted new charters for both committees.

Also, in conjunction with these committee changes, on February 1, 2012, the Board of Directors changed the composition of the new Compensation Committee. Messrs. McMullen and Wareham continued on as members of the Committee and Mr. Wilson and Dr. Wood were appointed as new members. All members of both the Compensation and Corporate Governance Committee and the Compensation Committee were or are independent, within the meaning of the NYSE listing standards, and had no interlocking relationships with the Company, within the meaning of SEC rules.

The Compensation Committee is responsible for the Company’s general compensation philosophy for senior management, including approval of the compensation of the President and Chief Executive Officer and elements of other senior management compensation. The Compensation Committee’s approval is required for equity grants to the Named Executive Officers and other executive officers under the Company’s 2006 Long-Term Equity Incentive Plan and annual performance bonus payments under the Company’s Incentive Compensation Plan and Senior Executive Incentive Compensation Plan. In making these decisions, the Compensation Committee considers the recommendations of the President and Chief Executive Officer and the Committee’s compensation consultant. The Compensation Committee also is responsible for the Company’s compensation philosophy for the directors, reviews director compensation in relation to certain other companies, and discusses this review with and makes recommendations to the Board. The Compensation Committee is authorized to and has regularly retained compensation consultants and other advisors to assist with the discharge of its responsibilities. A more detailed description of this process is located under “Executive Compensation – Compensation Discussion and Analysis,” beginning on page 20.

The Compensation Committee believes that the design of our executive compensation program continues to provide appropriate incentives and alignment with shareholders, without creating unreasonable risk. The Committee has, however, voluntarily solicited the input of shareholders regarding our executive compensation program beginning at our 2010 Annual Meeting of Shareholders through a non-binding advisory “say on pay” proposal similar to that described previously in this Proxy Statement, and is continuing to seek shareholder input on our executive compensation in accordance with the provisions of Dodd-Frank as described in this Proxy Statement.

The Compensation and Corporate Governance Committee met five times from April 1, 2011 through January 31, 2012. The Compensation Committee met one time during the period of February 1, 2012 through March 31, 2012. A copy of the Compensation Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Nominating and Governance Committee

As previously stated, on February 1, 2012, the Board of Directors established the Nominating and Governance Committee of the Board of Directors. At that time, the Board approved the Committee’s Charter and appointed Mr. Breeden as Committee Chairman and Mr. Lewis and Drs. Kosecoff and Sohi as members.

The Nominating and Governance Committee provides oversight relating to the administration of the Company’s policies, programs and procedures with respect to: senior management succession planning and other management and organizational development activities; the identification and recommendation of individuals for consideration to become Board members, consistent with criteria approved by the Board; recommendations to the Board of director nominees for appointment or election to the Board of Directors; the development and recommendation to the Board of corporate governance principles applicable to the Board and the Company; and overseeing the process for evaluation of governance matters generally, including Board, Board Committees, and CEO evaluations; evaluation of related person transactions and potential conflicts; evaluation of shareholder proposals; and compliance with the Board’s governance guidelines.

The Nominating and Governance Committee did not formally meet during the period for February 1, 2012 through March 31, 2012. A copy of the Nominating and Governance Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Compliance Committee

Drs. Kosecoff, Wood and Sohi and Mr. Rosebrough are the current members of the Compliance Committee. The Compliance Committee provides oversight relating to legal, regulatory, and health, safety and environmental matters, compliance with applicable laws and regulations, and compliance programs and policies. The Compliance Committee met five times during fiscal 2012. A copy of the Compliance Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Meetings

Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served while in office during fiscal 2012.

Summary Tables of Standing Committee Members

The following tables summarizes the membership of the Board’s standing Committees during fiscal 2012:

Committees From April 1, 2011 to January 31, 2012
	Audit and Financial Policy	Compensation and Corporate Governance	Compliance
Richard C. Breeden
Cynthia L. Feldmann
Jacqueline Kosecoff, Ph.D.
David B. Lewis
Kevin M. McMullen
Walter M Rosebrough, Jr.
Mohsen M. Sohi, D.Sc.
John P. Wareham
Loyal W. Wilson
Michael B. Wood, M.D.

  =  Member

  =  Chairperson

Committees From February 1, 2012 to March 31, 2012
	Audit	Compensation	Compliance	Nominating and Governance¹
Richard C. Breeden
Cynthia L. Feldmann
Jacqueline Kosecoff, Ph.D.
David B. Lewis
Kevin M. McMullen
Walter M Rosebrough, Jr.
Mohsen M. Sohi, D.Sc.
John P. Wareham
Loyal W. Wilson
Michael B. Wood, M.D.

  =  Member

  =  Chairperson

¹	The Nominating and Governance Committee was established by the Board on February 1, 2012.

The Board and Oversight of Risk

The Board has determined that the existing leadership structure, with Mr. Wareham serving as Chairman of the Board and Mr. Rosebrough serving as President and Chief Executive Officer, as well as a director, is currently the most efficient and effective structure for the Company. The Board believes that having an independent director serve as Chairman of the Board provides an effective balance between management and independent director participation in the Board process.

The Board of Directors and each of its standing Committees has oversight with respect to business risks identified by the Company or risks which the Directors may identify or consider based on their experience. Management of the Company is responsible for the operation of the business and the reasonable management of risks that may arise in the course of our business, and must provide the appropriate control environment, and procedures and programs to identify, detect, and reasonably manage risks encountered by the Company. While they do not conduct risk-related audits or implement risk-related procedures, the Board and its Committees endeavor to understand the Company’s strategies and drivers of success, engage in a constructive dialogue with management about potential risks and risk management, and monitor the Company’s internal control and compliance activities. For example: (1) the Audit Committee monitors internal controls; (2) the Compliance Committee monitors quality, regulatory and litigation risks; (3) the Compensation Committee provides risk oversight regarding the Company’s incentive compensation programs; (4) the Nominating and Governance Committee provides oversight regarding potential conflicts, governance and succession risks; and (5) the Audit Committee and the Board provide oversight concerning the Company’s enterprise risk management (ERM) process, which is our integrated, process-orientated, approach to managing key business risks. Each committee also provides reports on risk oversight matters in their area of responsibility to the Board. In providing this oversight, the Board and Committees rely on information, opinions, reports or statements, including financial statements and other data prepared or presented by officers or employees of the Company, legal counsel, independent accountants, or other professional or expert advisors.

GOVERNANCE GENERALLY

Our business is managed by our employees under the oversight of the Board of Directors. Except for Mr. Rosebrough, none of the Board members was an employee of the Company during fiscal 2012. The Board limits membership of the Audit Committee, Compensation Committee and Nominating and Governance Committee to persons determined to be independent non-management directors.

The Board of Directors has established Governance Guidelines that, along with the charters of the Board committees, the Company’s Code of Business Conduct for employees and the Director Code of Ethics, provide the framework for the governance of the Company. Our Governance Guidelines, Code of Business Conduct for employees, Director Code of Ethics, Board Committee charters and other corporate governance information are available on the Corporate Governance page under the Investor Relations section of the Company’s website at http://www.steris.com/about/ir/corpgovbridge.cfm. Any shareholder also may request these items in print, without charge, by contacting the Corporate Secretary at STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060.

The Board of Directors has charged the Nominating and Governance Committee with helping the Company to remain in the forefront of good corporate governance. The Nominating and Governance Committee is responsible for periodically reviewing and making recommendations to the Board of Directors in connection with the Company’s governance principles and practices.

Independence Standards

The Board believes that independent directors must comprise a substantial majority of the Board. It is expected that at least two-thirds of the Board should be independent. Under our Governance Guidelines, an independent director is one who meets the definition of independence as defined by NYSE listing requirements. A director will not be considered independent if he or she has a material relationship with the Company. Generally, the Board will not consider a director to be independent under the following circumstances:

•

The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer, of the Company;

•

The director or an immediate family member has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(a) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the director is a current employee of such firm; (c) the director has an immediate family member who is a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another entity where any of the present executive officers at the same time serves or served on that entity’s compensation committee;

•

The director is a current employee, or an immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such entity’s consolidated gross revenues; or

•

The director is an executive officer of a charitable organization and, within the last three years, the Company’s charitable contributions in any year to the organization (exclusive of gift-match payments) exceed the greater of $1 million or two percent of the organization’s consolidated gross revenues.

Based upon the foregoing criteria, the Board of Directors has determined that the following directors are independent: Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, David B. Lewis, Kevin M. McMullen, Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

Related Person Transactions

During fiscal 2012, we have not been a participant in, and there are not currently proposed, any related person transactions (within the meaning of, and required to be disclosed under, Item 404(a) of Regulation S-K).

Our Director Code of Ethics provides that STERIS directors may not receive any loans, consulting fees, or other material personal profit or benefit in connection with any transaction involving STERIS, other than compensation, expense payments and committee fees as a director (or in the case of a director employed by the Company, compensation as an employee), as approved by the full Board. Other than such payments, a director must disclose to the Company’s General Counsel any transaction, or proposed transaction, between a STERIS entity and the director, a member of the director’s immediate family, or a business the director or an immediate family member owns, controls, or has a substantial interest in. Directors also may not have a personal or family financial interest in any STERIS supplier, customer, consultant, reseller or competitor that has a reasonable potential for causing a conflict of interest or divided loyalty, or resulting in material personal gain.

Our Code of Business Conduct for employees requires that relationships with third parties, as well as all business decisions, be based on what is required by law and in the best interests of STERIS, and not be motivated or influenced by personal considerations. This Code also requires that employees discuss with their supervisor or the STERIS Legal Department any activity that might create a conflict of interest, including personal financial interests that might reasonably affect their business judgment on behalf of the Company. Our Conflicts of Interest Policy also contains prohibitions with respect to conflicts of interest or transactions involving personal financial gain.

In addition, our Board has adopted a policy with respect to related party transactions. In general, this policy requires that all transactions or proposed transactions between the Company and a related party that exceed $120,000 and in which the related party has a direct or indirect material interest, be disclosed to and ratified or approved by the Nominating and Governance Committee or by disinterested members of our full Board. Under this policy, related parties include all of our Directors and executive officers and their immediate family members, and entities owned (more than 5% ownership) by a Director, executive officer or their immediate family members. In fiscal year 2012, there were no related party transactions between us and related parties that required ratification or approval under this policy.

Governance Guidelines

Our Board adopted its Governance Guidelines to assist primarily with the proper management and governance of the activities of the Board. The following is a summary of those Guidelines. A complete copy of the Governance Guidelines may be found at http://www.steris.com/about/ir/corpgovbridge.cfm.

Director Retirement—Unless otherwise approved by the Board, a director is expected to retire from the Board at the first Shareholders’ Meeting following the director’s 72nd birthday.

Annual Meeting of Shareholders—The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. All of the current directors were present at the 2011 Annual Meeting of Shareholders.

Executive Sessions—The independent directors of the Board will meet separately as a group at least every other regularly scheduled Board meeting. The Chairman or Lead Director (if the Chairman is not independent) will assume the chair of the meetings of independent directors and assume such further tasks as set forth in the Governance Guidelines and as the independent directors may determine from time to time. As indicated under “Independence Standards” above, the current Chairman has been determined to be independent.

Authority—Each member of the Board has complete and open access to management. Board members are expected to use their judgment so as to not distract management from the day-to-day operation of the Company. The Board and each committee have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisors and have the power to hire independent legal, finance and other advisors as they may deem necessary, without consulting with, or obtaining approval from, any officer in advance.

Board and Committee Evaluations—The Board has conducted self-evaluations as well as individual director evaluations to assess the effectiveness of the Board and its members. The Chairman (or Lead Director, if the Chairman is not independent) and the Nominating and Governance Committee coordinate these evaluations. The purpose of these self-evaluations is to increase the effectiveness of the Board and each committee, as well as their individual members. Changes in Board committee structure and director compensation, if any, are to be evaluated and recommended by the Nominating and Governance Committee, but require the concurrence of the full Board.

Majority Voting—If an incumbent nominee for director in an uncontested election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, the director will promptly offer his or her resignation as a director to the Board of Directors. A majority of votes cast for the purposes of this provision means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.

The Nominating and Governance Committee will make a recommendation to the Board regarding whether to accept or reject the offered resignation or whether other action should be taken. The Board will consider the offer of resignation and disclose its decision regarding the offer and the rationale for its decision within 90 days from the date of the certification of the election results. If an incumbent director’s offer of resignation is not accepted by the Board, such director will continue to serve until a successor is duly elected, or such director’s earlier resignation or removal.

If a director’s resignation is accepted by the Board, or if the director is removed or fails to be re-nominated, then the Board, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, pursuant to the Company’s Code of Regulations. If an election of directors is contested, a plurality voting standard shall apply to all directors.

New Director Orientation—All new directors will be provided an orientation to acquaint them with the Company’s business, strategies, long-range plans, financial statements, the Governance Guidelines, and the Director Code of Ethics. New directors will also be introduced to our senior management, internal auditor, and independent auditor. In addition, from time to time, directors will receive information and updates on legal and regulatory changes that affect the Company, its employees and the operation of the Board. The Nominating and Governance Committee will from time to time make other recommendations regarding further educational opportunities for directors.

Attendance at Meetings—In order to effectively oversee management, all directors are expected to attend Board meetings and meetings of committees of which they are members. In discharging this oversight obligation, directors may reasonably rely on the integrity of management and the independent auditor.

Directors who attend less than 75% of Board meetings and meetings of committees of which they are members for two consecutive years will be subject to assessment by the Board to determine continued eligibility for directorship.

Shareholder Communications—Shareholders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Secretary. Complaints regarding accounting, internal accounting controls, or auditing matters will be forwarded directly to the chairperson of the Audit Committee. All other communications will be provided to the individual directors or group of directors to whom they are addressed. Communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, solicitations, routine customer matters, communications that do not relate, directly or indirectly, to our business and communications that relate to improper or irrelevant topics.

STERIS Ethics Line

Employees have been instructed that if they have any questions or concerns about compliance with the Company’s Policies, applicable laws, or principles as outlined in the STERIS Code of Business Conduct, or are unsure of the “right thing” to do, they should talk with their supervisor, their local or Corporate Human Resources department personnel, STERIS’s Vice President and Chief Compliance Officer, Internal Audit or the STERIS Legal Department, or submit a report to the STERIS Ethics Line.

The STERIS Ethics Line does not replace other communication channels already in place. However, if employees have an issue regarding an ethics or compliance related matter, or believe they cannot communicate effectively using existing internal channels, they are instructed by the Code of Business Conduct to call the STERIS Ethics Line. Reports on the STERIS Ethics Line may be made anonymously and without reprisals for matters reported in good faith.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012, by the Audit and Financial Policy Committee (renamed Audit Committee) of the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the 2012 Annual Meeting with an opportunity to make a statement if so desired and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2012.

The Audit Committee has adopted policies and procedures which are intended to control the services provided by Ernst & Young LLP and to monitor their continuing independence. Under these policies, the Audit Committee must pre-approve all services performed by Ernst & Young LLP. In addition, the Audit Committee may delegate authority to grant certain pre-approvals to a member of the Committee. Pre-approvals granted by a member of the Committee are reported to the full Audit Committee at its next regularly scheduled meeting.

The aggregate fees billed for professional services by Ernst & Young LLP for the fiscal years ended March 31, 2012 and March 31, 2011 were:

	Years Ended March 31,
Type of Fees	2012	2011
	(in thousands)
Audit Fees	$2,089	$2,225
Audit-Related Fees	122	200
Tax Fees	3	3
All Other Fees	0	0
Total	$2,214	$2,428

All of the services provided by Ernst & Young LLP in fiscal year 2012 were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures described above. In the above table, “Audit Fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for the audit of the Company’s internal control over financial reporting and for services that are provided by the accountant in connection with statutory audits; “Audit-Related Fees” include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, benefit plan audits and advisory services; and “Tax Fees” include fees for tax compliance, tax advice and tax planning.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors of the Company has adopted a written Audit Committee charter. The Audit Committee has been established in accordance with the Securities Exchange Act of 1934. Based on the review and determination of the Board, members of the Audit Committee meet the financial literacy and independence criteria to serve on the audit committee of a public company.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012. The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to the Statement on Accounting Standards No. 61, as amended (Codification of Statements on Auditing Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee has also concluded that Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Cynthia L. Feldmann – Chair

David B. Lewis

Richard C. Breeden

Loyal W. Wilson

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Overview

The Compensation Committee of our Board of Directors, which we refer to throughout this Compensation Discussion and Analysis as the Committee, is responsible for approving the compensation, benefits and perquisites of the President and Chief Executive Officer (which we refer to as CEO) and senior management, and our general compensation philosophy. The Committee also approves annual equity grants available under our equity incentive compensation plan for eligible employees, as well as the maximum amount payable under our annual cash bonus plans, based upon performance criteria established by the Committee under those plans. The Committee has regularly retained compensation consultants and other advisors to assist with its responsibilities. Each member of the Committee satisfied the independence standards of the New York Stock Exchange.

General Compensation Philosophy

Our management compensation programs are designed to align management’s interests with the long-term interests of shareholders and to support and promote the achievement of our goals and objectives by helping to recruit and retain executive talent required to successfully manage our business. Our management compensation programs seek to align compensation with individual and Company performance to achieve the goals and objectives of the business by providing and balancing incentives for annual financial performance as well as the generation of long-term value, growth and profitability. Therefore, management compensation is generally structured to provide a significant portion of the compensation opportunity on the basis of the long-term performance of STERIS stock, as well as business performance and other factors that influence shareholder value.

Some of the recent executive compensation practices adopted or supported by the Committee include:

•	Recommended that shareholders be provided the opportunity to vote annually regarding the compensation of our Named Executive Officers (“say on pay” vote);

•	Generally extending the vesting period for full vesting of restricted shares granted to senior management from 3 years to 4 years, beginning in fiscal year 2011;

•	Generally eliminating continued vesting of equity awards subsequent to termination of employment, beginning with fiscal year 2012 awards;

•	Expansion of policies providing for “clawbacks” of incentive compensation paid to key employees in the event of a financial restatement;

•	Adopting and expanding share ownership guidelines for senior management (also see “Non-Employee Director Stock Ownership Guidelines” on page 51); and

•	Initiating the termination of change in control agreements with senior managers.

The Committee believes that it must maintain flexibility in establishing compensation practices to allow it to address compensation trends, competitive issues, business needs, industry and the broader economic environment, and special situations that will be encountered in the recruitment, retention, and promotion of employees. Therefore, the compensation practices approved by the Committee will likely vary from year to year and from person to person, depending on the particular circumstances.

Consideration of 2011 Say-on-Pay Vote Results

In July 2011, the Board reviewed the results of our 2011 “say-on-pay” vote, in which our Named Executive Officer compensation was supported by approximately 90% of the votes received. After taking into consideration the strong support for our executive compensation program reflected in the say-on-pay vote results, the Compensation Committee decided to continue to apply the same philosophy, compensation objectives and governing principles as it has used in past years when making subsequent decisions or adopting subsequent policies regarding named executive officer compensation.

Process for Determining Senior Management Compensation

Senior management compensation is generally reviewed and established on an annual basis by the Committee. Our fiscal year ends on March 31. Therefore, Committee members typically begin the assessment of compensation for senior management in March (the last month of the fiscal year). The Committee typically meets again in April and/or May (early in the new fiscal year) to evaluate the performance of the Company and our Named Executive Officers and, based on that evaluation, establish bonus amounts, if any, for the recently completed fiscal year, and finalize base salaries, set bonus criteria, and approve equity awards for senior management for the new fiscal year.

During fiscal year 2012, Pay Governance LLC (“Pay Governance” or “consultant”) assisted with the annual compensation reviews, providing historical and prospective views regarding total compensation for our executive officers. Pay Governance reports to the Committee and is charged with providing the Committee with competitive pay data and compensation trends, analysis and recommendations. Base salaries, cash bonus levels, equity compensation, and total compensation of senior management are examined against data from multiple sources and surveys developed and provided by the compensation consultant, as described below. The Committee generally targets the payment of base salaries, cash bonuses and equity compensation within a range of 25% above or below the midpoint of those components. This is a guideline around which there is likely to be variation, depending on individual factors and business results. Factors used in the process of assessing and determining senior management compensation include individual and team performance, scope of responsibilities and accountability, competitive and other industry compensation data, special circumstances and expertise, business performance, and comparison with compensation of our other senior managers. The CEO also provides recommendations to the Committee for compensation adjustments for the other senior managers.

To help assess the compensation of our executive officers, the Committee and its compensation consultant review market data relating to compensation of each of the Named Executive Officers. This review includes the compensation consultant’s analysis of proxy data from certain industrial companies (see listing below), information derived from multiple general compensation surveys, and other executive compensation data maintained by the consultant. This data includes peer companies with a focus on healthcare equipment and supplies and public companies primarily from the S & P 1500, adjusted by the consultant to reflect comparative company revenue. The Committee evaluates this data with the assistance of the consultant to develop a target and related range for base salary, incentive compensation (cash bonus), and long-term equity compensation for each executive position.

In the fourth quarter of fiscal 2011, the consultant reviewed the peer group used for executive pay benchmarking purposes. Unless there is a significant organizational change, the consultant reviews the group every two to three years (as opposed to annually) in order to avoid making pay changes purely based on changes in the peer group and to provide more consistency in assessing and administering the Company’s pay program. In determining peers, the consultant focuses on companies that are in the health care equipment and supply industries, markets which reflect the Company’s primary business and where we often compete for senior executive talent. More specifically, the consultant looks primarily for companies manufacturing durable medical goods and medical consumables. In selecting peers, the consultant uses several factors including company size and scale, generally ranging from one-half to two times the corresponding measures for STERIS:

•	Revenue between $750 million and $2.5 billion (based on financial results through Dec 31, 2010)

•	Total assets between $750 million and $2.5 billion

•	Employees between 2,500 and 10,000

•	Market capitalization between $1.0 billion and $4.0 billion

No relative weighting is given to any one of these factors in determining peers. Rather, potential peer companies were included based on how well they meet all of these factors.

As a result of this analysis, the Consultant identified the following companies to generate this comparison compensation data for the Committee in fiscal year 2012:

• Beckman Coulter • Bio-Rad Laboratories • Bruker Corp. • CR Bard • CONMED • Dentsply International • Edwards Lifesciences	• Haemonetics Corp. • Hill-Rom Holdings • Hologic • IDEXX Laboratories • Integra Life Sciences • Intuitive Surgical • Invacare	• Kinetic Concepts • Lincare Holdings • ResMed • Sirona Dental Systems • Teleflex • Varian Medical Systems • Waters Corp. • West Pharmaceutical

As part of the review in the fourth quarter of 2011, Stryker was dropped from the Company’s peer group for fiscal 2012. While it operates in STERIS’s primary business, Stryker’s size generally exceeded the upper-end of the ranges the Company used to select peers based on company size. In addition to Stryker, the Company dropped Advanced Medical Optics and Millipore from the peer group, as they were acquired. In order to maintain the size of the group at an appropriate level, Bruker Corp., Haemonetics Corp., Integra Life Sciences and Waters Corp. were added to the peer group for fiscal 2012. All of these companies operate businesses similar to STERIS and to varying degrees met the Company’s peer group size criteria. On balance, STERIS’s financial and other criteria generally fell within a reasonable range around the current peer group’s medians in terms of revenue (STERIS: $1.3 billion vs. peers $1.4 billion), employees (STERIS: 5,000 vs. peers 5,500), assets (STERIS: $1.2 billion vs. peers $1.7 billion), and market cap (STERIS: $2.1 billion vs. peers $3.2 billion).

Executive Compensation Summary for Fiscal Year 2012

The Committee’s consideration of the primary elements of compensation (base salary, incentive compensation (cash bonus) and equity compensation) for all of the Named Executive Officers is based upon a combination of common criteria and measures applicable to all of the officers, as well as individual goals and objectives applicable specifically to each officer. For fiscal 2012, the Committee considered and applied a number of common criteria and measures to evaluate the Named Executive Officers, including:

•	prior performance and compensation,

•	the complexity and scope of responsibilities of the officer’s position,

•	the officer’s overall experience as well as experience with STERIS,

•	market and survey data developed by the compensation consultant,

•	the recommendation of the CEO, and

•	Company financial performance measures.

Individual goals and objectives varied for each named executive officer based on their area of responsibility. In fiscal 2012:

•

Mr. Rosebrough’s individual goals and objectives related to regulatory compliance, Customer relations, product quality, new product introduction, employee relations and retention, organizational development, process improvement, profit and cash flow and safety performance.

•

Mr. Tokich’s individual goals and objectives related to financial reporting and compliance, working capital initiatives, investor relations, cost management, organizational restructuring and safety performance.

•

Dr. Burke’s individual goals and objectives related to new product innovation, product design and engineering initiatives, fundamental research strategy, regulatory matters, cost management and safety performance.

•

Mr. Chapman’s individual goals and objectives related to segment financial performance, segment organizational leadership, Customer relations, product launch and transition initiatives, profit and cash flow, safety performance, information technology initiatives and business strategy initiatives.

•

Mr. Moss’s individual goals and objectives related to regulatory compliance, segment financial performance, segment organizational leadership, Customer relations, profit and cash flow, and safety performance.

As CEO, Mr. Rosebrough has the broadest complexity and scope of responsibilities, as he has oversight for all aspects of our operations. All of our Named Executive Officers, as well as other senior managers, report directly to Mr. Rosebrough. As a result of these various factors, individual performance against these factors, the individual’s roles and scope of responsibilities, and the Company’s performance, each element of compensation will necessarily vary between the Named Executive Officers.

The Committee believes that our underlying executive compensation program is appropriate to reflect annual financial performance as well as rewarding and motivating behaviors that can create long-term shareholder value. For fiscal year 2012, the Committee evaluated the performance of the Named Executive Officers, applying in each case the common criteria and measures and individual goals and objectives described above, as well as the Company’s actual performance against the targeted financial performance for payment of the incentive compensation. As a result, the Committee approved the fiscal year 2012 compensation described in the following pages for each of the Named Executive Officers.

Principal Components of Compensation for Named Executive Officers

For the Named Executive Officers, our compensation program is designed to recruit and retain management and align compensation with individual and Company performance on both an annual and longer-term basis. In addition, compensation of our NEO’s is generally structured to provide a significant portion of the compensation opportunity on the basis of the long-term performance of STERIS stock, as well as business performance and other factors that influence shareholder value. Based on this general compensation philosophy, the Committee has established compensation for our Named Executive Officers consisting of the following principal components:

•	base salary;

•	annual incentive compensation (cash bonus);

•	long-term equity incentive compensation (generally—stock options, restricted shares, restricted stock units, and/or other equity incentives); and

•	benefits and perquisites.

The chart below illustrates the relative opportunity between fixed compensation (generally, base salary) and performance based compensation of the Named Executive Officers for fiscal 2012:

*	Actual cash bonuses paid to Named Executive Officers for FY2012 were zero.

Base Salary:

Base salary for the CEO and other Named Executive Officers is considered a basic component of executive compensation which is necessary to recruit and retain senior managers. In addition, base salary is intended to support compensation practices that are competitive among medical device, hospital supply, pharmaceutical, and other industrial, manufacturing and service companies which we draw from and compete with for executive talent.

Although the payment of base salary is not directly tied to achievement of certain pre-established financial goals, the Committee considers a number of factors in determining base salary, including previous performance, the consultant’s data regarding compensation trends and practices, base salaries paid by other medical device, hospital supply, pharmaceutical, and other industrial companies, the complexity and responsibility of the executive’s position, the executive’s overall experience and achievements against objectives, as well as the general and industry market for executive talent. The Committee believes that the target salary for our executive positions should generally be 25% above or below the mid-point (50th percentile) for similar positions based on the survey data provided by the compensation consultant. While the mid-point may serve as a general guideline, other factors such as experience, time in position, complexity of functions, competitive environment, special skills and past performance are also considered. The Committee believes that base salaries for executives with significant experience and strong past performance should not generally exceed the 75th percentile for similar positions of industrial companies based on survey data. Based on these considerations and the Company’s fiscal year operating plan, information from the compensation consultant, and recommendations of the CEO with respect to compensation adjustments for the other Named Executive Officers, the Committee determines the appropriate salary level for the Named Executive Officers. The Board of Directors also reviews the salary actions of the Committee.

With respect to our CEO, Mr. Rosebrough’s annual base salary rate of $750,000 was established as part of his employment agreement approved by our Board, which became effective October 1, 2007. Mr. Rosebrough’s employment agreement and the determination of the compensation described in that agreement is further discussed in other parts of this Proxy Statement. At his request, Mr. Rosebrough’s base salary rate has remained unchanged from the time he joined the Company. Although the Committee’s assessment of the Company’s performance, Mr. Rosebrough’s performance, and the compensation consultant’s survey data all indicated that increases in Mr. Rosebrough’s base salary would have been appropriate, Mr. Rosebrough has encouraged the

Committee to make no change to his base salary, and the Committee accepted his request. The survey data from the compensation consultant indicated that Mr. Rosebrough’s base salary for fiscal year 2012 was below the mid-point.

With respect to the other Named Executive Officers, the Committee applied the common criteria and results of individual performance objectives described above under Executive Compensation Summary, as well as the survey data from the compensation consultant, to assess base salaries for each officer. Base salaries for these officers for fiscal 2012 remained generally at or below the mid-point for their respective positions, other than for Dr. Burke. Dr. Burke’s base salary for fiscal 2012 was above the midpoint but below the 75th percentile of the survey data for his position. In determining Dr. Burke’s base salary, the Committee took into consideration his education (Ph.D. in microbiology), the unique technical aspects and requirements of his responsibilities as Chief Technology Officer specializing in sterilization sciences, and his significant role in product development and new product innovation. Mr. Rosebrough’s base salary is greater than the other Named Executive Officers, reflecting market conditions and the greater complexity and broader responsibilities of his position as CEO.

Annual Incentive Compensation (cash bonus):

Annual incentive compensation (or cash bonus) is considered necessary to attract and retain key employees. For the Named Executive Officers, this incentive compensation is cash-based and is determined by the Committee based on our annual financial performance, the officer’s business segment performance (or a combination thereof), as applicable, and the officer’s individual performance against goals and objectives. Our annual incentive compensation is intended to reward past performance when financial objectives are achieved and motivate and help retain qualified individuals who have the opportunity to influence future results, advance business objectives, and enhance shareholder value. This element of compensation is designed to provide competitive awards when financial performance and personal objectives are achieved or exceeded, or a reduced award or no award when these objectives are not achieved.

Annual incentive compensation is generally based on a weighted formula of selected financial targets. An individual’s annual incentive compensation target under our Incentive Compensation Plan or Senior Executive Incentive Compensation Plan (which we refer to collectively in this Compensation Discussion and Analysis as the Plans), is expressed as a percentage of base salary. The incentive compensation opportunity increases with the level of responsibility. For fiscal 2012, the target bonus for our CEO was 100% of base salary earned during the fiscal year. The bonus was based on performance against full year fiscal 2012 financial objectives, and could range from 0% to 200% of annual base salary based on actual performance against the established financial objectives, with the Committee having discretion to reduce Mr. Rosebrough’s bonus based upon performance against individual objectives. For other senior managers, target bonus percentages range from 30% to 60% of annual base salary and annual incentive payments could range from 0% to 200% of target, based on actual performance against the established financial objectives and individual performance against personal objectives. This method of calculation is reviewed annually by the Committee with the compensation consultant and compared to the compensation consultant’s survey data. The compensation consultant’s survey data indicates that these incentive compensation ranges and target opportunities for each of the Named Executive Officers are comparable to competitive and general industry compensation practices.

Financial targets for the incentive compensation plan are established annually based on our operating plan financial metrics for the fiscal year as reviewed with the Committee and approved by the Board. Each year, the Committee and the Board evaluate our annual operating plan and consider financial metrics important to shareholder value and designed to support the overall strength and success of our business. After consideration of the compensation consultant data, the recommendation of management, and approval of the Company’s operating plan, certain Company financial performance metrics are identified and approved by the Committee to establish criteria to calculate bonus compensation targets under the Plans. The Bonus Plans are generally designed to set target bonus opportunities to reflect market median/50th percentiles for comparable positions and are sufficient to produce median cash bonus compensation if target results are achieved. Bonuses are structured to be sufficient to produce top quartile cash compensation when maximum goals are achieved. For fiscal year

2012, the Committee determined the applicable overall financial metrics to be free cash flow (which we define as cash flow from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles) and earnings before interest and taxes (EBIT), excluding in each case the effect of amounts related to the following special items that the Committee considers not representative of ongoing operations: impairment and restructuring charges, gains or losses on sales of assets outside the ordinary course of business, gain or loss on sales or divestiture of a subsidiary, costs associated with divestiture of discontinued operations, acquisition-related costs, and special or one-time regulatory, tax, litigation, settlement, pension, benefit, or governmental charges, costs or expenses. Similar criteria were also approved and applied in fiscal years 2010 and 2011, again with certain adjustments.

The Committee assigned the following weighting to the Plan financial metrics, reflecting the Committee’s emphasis on the respective components of financial performance for fiscal year 2012:

•	free cash flow – 25%; and

•	earnings before interest and taxes (EBIT) – 75%.

For fiscal year 2012, the metrics and financial targets for calculating the potential payout under the Plans were reviewed by the Committee and the Board in April 2011. Target performance for EBIT and free cash flow for 100% payout under the Plans were $235.0 million, and $190.0 million, respectively. The Plans required a minimum EBIT of $216.4 million before any payment would be made under the Plans and a minimum free cash flow of $150.0 million before any payment would be made pursuant to the 25% free cash flow metric. Actual financial performance against the Plan criteria for fiscal year 2012, adjusted for the special items discussed above, were below the minimum thresholds for both EBIT and free cash flow. Consequently, since neither minimum was achieved, no incentive compensation (cash bonus) payout was made under the fiscal year 2012 incentive compensation Plans.

Long-Term Equity Incentive Compensation

Equity incentives are considered necessary to attract and retain key employees critical to our continuing, long-term success, as well as providing key employees a significant identity and alignment of interest with our shareholders. The Committee views nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units as a critical and direct link between management and shareholders. All value earned through stock options is dependent upon an increase in the value of our stock price. All of our equity compensation plans have included a provision that stock options may not be granted at less than 100% of fair market value on the grant date and that options may not be re-priced.

In 2006, we proposed the STERIS Corporation 2006 Long-Term Equity Incentive Plan, or the 2006 Plan, for the approval of shareholders. The 2006 Plan was approved by shareholders in July 2006. (Shareholders also approved amendments to the 2006 Plan at the 2011 Annual meeting of Shareholders.) The Company makes long-term equity incentive awards pursuant to the 2006 Plan. The 2006 Plan is administered by the Committee and provides for a variety of equity-based incentive compensation such as stock options, stock appreciation rights, restricted stock units, restricted stock and performance units. The Committee believes the 2006 Plan provides flexibility to design long-term equity compensation consistent with our long-term success and alignment with the interest of shareholders. As to the amount and type of equity incentives, the Committee generally considers the consultant’s data regarding competitive trends and practices, the officer’s salary and level within our organization, the nature and complexity of the position, the recommendation of the CEO, and the Committee’s own evaluation of the performance of Named Executive Officers, since the Committee members generally have an opportunity to observe their performance and have information on the level of past awards. The Committee ultimately decides the amount and mix of long-term compensation (stock options, stock appreciation rights, restricted shares and restricted share units) granted to each named executive officer.

The approval of long-term equity incentive compensation is typically made early in the fiscal year (April or May). The compensation consultant provides survey data for equity incentives, reflecting minimum, mid-point and maximum range of survey data for stock options and restricted shares applicable to each named executive officer. For fiscal year 2012, the survey’s range was approximately 25% above and below the survey mid-point for both components of equity compensation. Long-term equity compensation grants for fiscal year 2012 were approved by the Committee in April 2011. The value of Mr. Rosebrough’s fiscal year 2012 equity grants were approximately 30% below the market survey data provided by compensation consultant, as a result of Mr. Rosebrough’s request that his grants be reduced from targets indicated by the consultant. The Committee honored Mr. Rosebrough’s request and reduced his fiscal year 2012 equity grant below the recommended targets.

For fiscal year 2012 equity grants to the other Named Executive Officers, the Committee considered survey data of the compensation consultant, common criteria and performance measures applicable to all of the officers, and individual goals and objectives applicable specifically to each officer, each as described above in the Executive Compensation Summary. The CEO also provided recommendations to the Committee regarding equity compensation for the other senior managers. The Committee assessed each of the Named Executive Officers based on these considerations to determine the equity grants for each officer in fiscal year 2012. Because of market factors and the broader complexity and scope of responsibilities of his position, Mr. Rosebrough’s long-term equity compensation is greater than the other Named Executive Officers. The Committee approved these fiscal year 2012 long-term equity incentive compensation grants to the Named Executive Officers, finding them to be reasonable and consistent with the survey data, the market for executive talent, and the Committee’s philosophy of aligning management compensation with the interests of shareholders and the performance of business objectives. The equity compensation grants for the Named Executive Officers were made subject to the terms and conditions of the approved form of equity grant agreements and the 2006 Plan.

Benefit and Perquisite Programs

Our Named Executive Officers are eligible to participate in a number of benefit programs, including health, disability and life insurance programs and a qualified 401(k) plan, all of which are available to nonunion employees in the United States. Named executive officers may also participate in other benefit programs, including an employee relocation program and a recently adopted Senior Executive Severance Plan which covers four of the Named Executive Officers. All Named Executive Officers also are currently covered by management continuity (change in control) agreements. The Company has notified the Named Executive Officers that those agreements will not be extended, and as a result such agreements will not apply to changes in control occurring after March 31, 2014. If, before the change in control agreements expire, payment is triggered under both those agreements and the Senior Executive Severance Plan, only one payment will be made.

The perquisites approved by the Committee for a limited number of senior managers, including our Named Executive Officers, include tax preparation/financial planning allowance and car allowance. The Committee has also approved club dues and limited personal use of private aircraft by the CEO.

Stock Ownership Guidelines

In April 2010, the Committee revised the stock ownership guidelines originally approved in July 2006. The revised guidelines increase the ownership guideline level for most senior managers and re-set the time period to achieve the ownership amount. The Committee believes these revised guidelines further align the interests of senior management with those of the shareholders. Senior managers (including the Named Executive Officers) are encouraged to maintain a significant equity interest in the Company through ownership of stock that they acquire either with their own funds or through certain long-term incentive awards. The Committee believes that stock ownership helps create economic alignment with shareholders and is a factor in motivating our senior management to enhance shareholder value. The following table outlines the number of Common Shares expected to be owned at various positions within STERIS:

Position:	Share Level:
CEO	120,000
Senior Vice Presidents	30,000
Corporate Vice Presidents	15,000

The following share types are included under these guidelines (stock options do not count toward share ownership):

•	Shares purchased outright;

•	Shares acquired from exercised stock options;

•	Shares purchased through the STERIS 401(k) plan; and/or

•	Restricted shares.

From April 2010 (or from the time a senior manager thereafter achieves a position subject to these guidelines), each senior manager has a five-year period to attain the applicable share ownership level. A steady increase in share ownership over the five-year period is encouraged. If the share ownership guideline is not achieved within that period, the CEO or the Committee is authorized to take into consideration the facts and circumstances with respect to that failure and take whatever action he or they consider appropriate, including restricting or eliminating future equity awards to the particular officer. At this point, none of the Named Executive Officers are outside of these guidelines.

As noted, the Committee established a CEO stock ownership guideline of 120,000 shares. This level was established for the CEO to achieve share ownership with a value approximately five times the CEO’s base salary (using a base salary amount of $750,000 – the CEO’s salary for the last five fiscal years – and a market price of STERIS shares of $31 per share).

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to any person who on the last day of the fiscal year is the Company’s chief executive officer or among the three highest compensated Named Executive Officers (other than the chief executive officer and chief financial officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). Incentive compensation payable under the Senior Executive Incentive Compensation Plan is intended to be performance based for these purposes. Stock options and stock appreciation rights as well as certain other types of equity incentive compensation available under the 2006 Plan also are intended to be performance based and exempt from the deduction limit. The Committee believes that it is generally in our interest to structure compensation to come within the deductibility limits set in Section 162(m) of the Internal Revenue Code. The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in the best interests of STERIS but which may not qualify for tax deductibility under Section 162(m).

Agreements Regarding Named Executive Officer Compensation

The Committee reviews and approves, or makes recommendations to the Board to approve, any agreements with the Named Executive Officers relating to compensation or separation payments. There are a limited number of agreements regarding compensation with senior management, including the employment agreement with Mr. Rosebrough and a retention agreement with Dr. Burke effective April 1, 2010. These and other agreements are further discussed in “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control” beginning on page 37 and continuing through page 48 below. The Committee believes that agreements regarding senior management compensation are generally limited to special circumstances.

Other agreements with the Named Executive Officers (including the CEO) provide for possible payments due to an executive’s separation arising from a change of control event. These agreements were intended to help protect shareholder value by preserving the continuity of management and encouraging management’s continued attention and dedication in the event of potentially disruptive circumstances involving a change of control (e.g., the sale of STERIS). These agreements do not pay any amount unless a specified “change of control” event occurs and the employee is terminated or leaves our employment within defined periods of time. All Named Executive Officers (including the CEO) have been notified by the Company that the Company is not extending the term of their change in control agreements, and as a result these agreements will not apply to changes in control occurring after March 31, 2014. Further discussion regarding these agreements can be found in “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control” beginning on page 37 . These agreements are being replaced with a Senior Executive Severance Plan, which covers four of our Named Executive Officers (including the CEO) and certain other Company executives.

Pay Governance

Pay Governance was the Compensation Committee’s compensation consultant for fiscal 2012.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the STERIS Annual Report on Form 10-K for the year ended March 31, 2012.

Compensation Committee of the Board of Directors.

Kevin M. McMullen – Chairman

John P. Wareham

Loyal W. Wilson

Michael B. Wood

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER

PARTICIPATION

None of the members of the Board who served on the Compensation Committee during fiscal 2012 was ever an officer or employee of the Company or of any of its subsidiaries or had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

TABULAR AND OTHER EXECUTIVE COMPENSATION DISCLOSURE

The persons named in the below table are sometimes referred to in this Proxy Statement as the “Named Executive Officers” or “NEOs”.

FISCAL 2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Walter M Rosebrough, Jr. President and Chief Executive Officer	2012	750,000	-	541,350	798,363	0	97,764	2,187,477
	2011	750,000	-	1,115,450	534,359	555,900	96,592	3,052,301
	2010	750,000	-	547,920	413,633	1,140,000	167,950	3,019,503
Michael J. Tokich Senior Vice President and Chief Financial Officer	2012	289,464	-	133,533	136,191	0	33,477	592,665
	2011	280,024	-	143,415	96,996	147,477	33,507	701,419
	2010	275,000	-	79,905	66,181	250,800	48,614	720,500
Timothy L. Chapman Senior Vice President and Group President, Healthcare	2012	336,758	-	133,533	136,191	0	34,313	640,795
	2011	325,346	-	143,415	105,814	172,218	32,625	779,417
	2010	314,988	100,000	79,905	82,726	287,269	53,640	918,528
Peter A. Burke Senior Vice President and Chief Technology Officer	2012	330,386	-	108,270	103,317	0	33,156	575,129
	2011	323,662	-	133,854	105,814	170,239	33,689	767,258
	2010	319,000	100,000	79,905	66,181	290,928	52,801	908,816
Robert E. Moss Senior Vice President and Group President, STERIS Isomedix Services and Life Sciences	2012	305,784	-	115,488	136,191	0	36,408	593,871
	2011	298,665	-	143,415	96,996	181,796	34,792	755,663
	2010	270,766	-	83,745	71,747	292,720	53,164	772,142

(1)	Regular base salary earnings for fiscal 2010, 2011 and 2012.

(2)

The amount shown for Mr. Chapman and Dr. Burke were special cash payments for their efforts in connection with particular regulatory and commercial matters. Amounts paid under the Company’s Senior Executive Incentive Compensation Plan (applicable in fiscal 2010 and 2011 to Mr. Rosebrough) or Incentive Compensation Plan (applicable in fiscal 2010 and 2011 to all NEOs other than Mr. Rosebrough) are reported under the “Non-Equity Incentive Plan Compensation” column.

(3)

The dollar amounts reflect the grant date fair value under FASB ASC topic 718 for awards of restricted stock. The aggregate grant date fair value of stock awards is computed in accordance with FASB ASC Topic 718, utilizing assumptions discussed in the Notes to our financial statements in our Form 10-K for the fiscal years ended March 31, 2010, March 31, 2011 and March 31, 2012. From the date of award of all shares of restricted stock described, the recipient can vote the restricted shares and will receive cash dividends or dividend equivalents at the same times and amounts per share as all other holders of common stock.

(4)

The dollar amounts reflect the grant date fair value under FASB ASC topic 718 for option awards. The aggregate grant date fair value of option awards is computed in accordance with FASB ASC Topic 718, utilizing assumptions discussed in the Notes to our financial statements in our Form 10-K for the fiscal year ended March 31, 2012. For a discussion of specific stock option awards granted in fiscal 2012, see “Tabular and Other Executive Compensation Disclosure” – “Grants of Plan-Based Awards in Fiscal 2012” below and the narrative discussion that follows.

(5)

The dollar amounts represent incentive compensation paid for fiscal year 2010 and 2011 under the Company’s Senior Executive Incentive Compensation Plan for Mr. Rosebrough and under the Company’s Incentive Compensation Plan for the other NEOs, as discussed in the Compensation Discussion and Analysis – “Principal Components of Compensation for Named Executive Officers – Annual Incentive Compensation (bonus)” section.

(6)

Includes for fiscal 2010, 2011 and 2012 for all NEOs the following: auto allowance, tax preparation/financial planning fees, other personal expense, and Company matching contribution to 401(k) plan. In addition, in the case of Mr. Rosebrough, this also includes annual physical expenses (fiscal 2010), club dues and personal use of private aircraft utilized by the Company (the value of personal use of private aircraft was calculated based on the aggregate incremental cost of operating the aircraft). Also includes for all NEOs dividends on shares of restricted stock, which dividends also are factored into grant date fair value under FASB ASC topic 718. Dividends during fiscal 2010 were $2.44 per Common Share, of which $2.00 per Common Share was attributable to a special dividend. For fiscal 2010, dividends for Messrs. Rosebrough, Burke and Chapman were $113,760, $27,430 and $28,273 respectively. Dividends during fiscal 2011 were $0.56 per Common Share. For fiscal 2011, dividends for Mr. Rosebrough were $39,310. Dividends during fiscal 2012 were $0.66 per Common Share. For fiscal 2012, dividends for Mr. Rosebrough were $48,840.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012

Name	Grant Date		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
Walter M Rosebrough, Jr.	5/31/2011	(1)	4/27/2011				15,000			541,350
	5/31/2011	(1)	4/27/2011					85,000	36.09	798,363
				0	750,000	1,500,000
Michael J. Tokich	5/31/2011	(1)	4/27/2011				3,700			133.533
	5/31/2011	(1)	4/27/2011					14,500	36.09	136,191
				0	175,045	350,089
Timothy L. Chapman	5/31/2011	(1)	4/27/2011				3,700			133.533
	5/31/2011	(1)	4/27/2011					14,500	36.09	136,191
				0	203,422	406,844
Peter A. Burke	5/31/2011	(1)	4/27/2011				3,000			108.270
	5/31/2011	(1)	4/27/2011					11,000	36.09	103,317
				0	199,133	398,266
Robert E. Moss	5/31/2011	(1)	4/27/2011				3,200			115,488
	5/31/2011	(1)	4/27/2011					14,500	36.09	136,191
				0	184,509	369,018

(1)

Restricted stock and stock option grants made as part of the annual long-term equity grant. All restricted stock and stock option awards were granted under the Company’s 2006 Long-Term Equity Incentive Plan.

NARRATIVE SUPPLEMENT TO THE FISCAL 2012 SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012 TABLE

Vesting Schedule

Stock option awards to employees generally vest and become nonforfeitable in increments of 25% per year over a four year period, with full vesting four years after the date of grant. Restricted stock awards to employee recipients prior to fiscal year 2012 generally become vested and nonforfeitable if the recipient remains in continuous employment through the third anniversary of the grant date (the fourth anniversary of the grant date for awards made in fiscal year 2011). Restricted stock awards to employee recipients after fiscal year 2011 also generally become vested and nonforfeitable on the fourth anniversary of the grant date in the case of employees who have not attained age 55 and been employed for at least five years on such anniversary; employees who have attained age 55 and been employed for at least 5 years at the time of the grant or meet these criteria during the term of the grant will be subject to installment vesting rules. These various awards may become vested and immediately exercisable upon the recipient’s death (or in limited cases, disability) or upon a “change in control.”

Forfeiture and Post-Employment Treatment

The unvested portion of a stock option award (and the right to acquire the underlying shares) is generally forfeited at termination of employment (unless employment terminates on account of death). The vested portion of a stock option award (and the right to acquire the underlying shares) is forfeited following termination of employment and expiration of the applicable post-employment exercise period and also may be forfeited in the case of a termination of employment for “Cause.” Unvested restricted stock and unvested restricted stock units (and the underlying shares) are generally forfeited at termination of employment (unless employment terminates on account of death, in which case the vesting may be modified by the Board or Chief Executive Officer or his delegate(s)). There also are exceptions to the general forfeiture rules for awards granted prior to fiscal year 2012 to employees who at the time of grant have at least five consecutive years of service and have reached age 55, subject to the terms of the applicable evidence of award. See “Summary of Equity Compensation – Equity Incentive Plan”. Accelerated vesting also may apply to all of these types of awards upon a change in control. See “Summary of Equity Compensation – Equity Incentive Plan.”

Dividends

Dividends are payable on restricted stock at the same times and in the same amounts as payable generally from time to time on our outstanding Common Shares.

Option Exercise Price

Options granted under our various stock option plans have an exercise price equal to the NYSE Composite Transaction Reporting System closing price of our Common Shares on the date the grant is approved or such later date as may be specified in the approval.

Agreements with Named Executive Officers

We entered into an employment agreement with Mr. Rosebrough on September 7, 2007. Under the terms of this agreement, Mr. Rosebrough is to be paid an annual base salary at a rate of $750,000, subject to annual or other periodic review; at Mr. Rosebrough’s request, he has not received subsequent base salary increases. The employment agreement also provides the terms upon which Mr. Rosebrough will participate in the Company’s Senior Executive Incentive Compensation Plan, benefit plans and stock option and other equity incentive compensation programs. For more information regarding Mr. Rosebrough’s employment agreement see “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control.”

We entered into an executive retention agreement with Dr. Burke effective as of April 1, 2010. This agreement, which expires, in effect, on March 31, 2014, provides that, for the term of the agreement, Dr. Burke would receive a base salary of not less than his fiscal year 2010 salary of $26,583 per month and will be eligible to participate in the Company’s Incentive Compensation Plan, benefit plans and equity programs.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2012

Name	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Walter M Rosebrough, Jr.	10/15/2007	100,000	0	28.32	10/1/2017
	10/15/2007	35,000	0	28.32	10/1/2017
	5/21/2008	73,650	24,550	30.84	5/21/2018
	5/21/2009	37,500	37,500	22.83	5/21/2019
	5/20/2010	15,150	45,450	31.87	5/20/2020
	5/31/2011	0	85,000	36.09	5/31/2021
						5/21/2009	24,000	758,880
						5/20/2010	35,000	1,106,700
						5/31/2011	15,000	474,300
Michael J. Tokich	4/23/2002	15,000	0	19.60	5/23/2012
	4/23/2003	13,100	0	22.58	5/23/2013
	4/22/2004	11,000	0	27.44	5/22/2014
	5/16/2005	7,500	0	24.45	6/16/2015
	9/12/2006	4,200	0	24.72	9/12/2016
	7/27/2007	4,525	0	27.68	7/27/2017
	11/1/2007	2,000	0	27.45	11/1/2017
	3/14/2008	13,600	0	26.41	3/14/2018
	5/21/2009	6,000	6,000	22.83	5/21/2019
	5/20/2010	2,750	8,250	31.87	5/20/2020
	5/31/2011	0	14,500	36.09	5/31/2021
						5/21/2009	3,500	110,670
						5/20/2010	4,500	142,290
						5/31/2011	3,700	116,994
Timothy L. Chapman	1/3/2006	10,000	0	25.50	2/3/2016
	9/12/2006	8,000	0	24.72	9/12/2016
	7/27/2007	9,100	0	27.68	7/27/2017
	2/5/2008	10,000	0	24.14	2/5/2018
	5/21/2008	8,662	2,888	30.84	5/21/2018
	5/21/2009	7,500	7,500	22.83	5/21/2019
	5/20/2010	3,000	9,000	31.87	5/20/2020
	5/31/2011	0	14,500	36.09	5/31/2021
						5/21/2009	3,500	110,670
						5/20/2010	4,500	142,290
						5/31/2011	3,700	116,994
Peter A. Burke	4/23/2003	5,000	0	22.58	5/23/2013
	4/22/2004	24,000	0	27.44	5/22/2014
	5/16/2005	24,000	0	24.45	6/16/2015
	9/12/2006	11,250	0	24.72	9/12/2016
	7/27/2007	11,400	0	27.68	7/27/2017
	5/21/2008	7,875	2,625	30.84	5/21/2018
	5/21/2009	6,000	6,000	22.83	5/21/2019
	5/20/2010	3,000	9,000	31.87	5/20/2020
	5/31/2011	0	11,000	36.09	5/31/2021
						5/21/2009	3,500	110,670
						5/20/2010	4,200	132,804
						5/31/2011	3,000	94,860
Robert E. Moss	4/22/2004	5,300	0	27.44	5/22/2014
	5/16/2005	18,000	0	24.45	6/16/2015
	9/12/2006	8,000	0	24.72	9/12/2016
	7/27/2007	8,250	0	27.68	7/27/2017
	5/21/2008	6,847	2,283	30.84	5/21/2018
	5/21/2009	4,500	4,500	22.83	5/21/2019
	10/06/2009	1,500	1,500	30.51	10/06/2019
	5/20/2010	2,750	8,250	31.87	5/20/2020
	5/31/2011	0	14,500	36.09	5/31/2021
						5/21/2009	3,000	94.860
						10/06/2009	500	15,810
						5/20/2010	4,500	142,290
						5/31/2011	3,200	101,184

(1)	Market Value is computed by multiplying the number of shares or units of stock by the NYSE Composite Transaction Reporting System closing price of STERIS’s common shares on March 31, 2012.

The vesting schedule for each grant in the above table is shown below, based on the option or stock award grant date, as applicable.

OPTION AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
4/23/2002 4/23/2003 4/22/2004 5/16/2005 1/3/2006 9/12/2006 7/27/2007 10/15/2007 11/1/2007 2/5/2008 3/14/2008 5/21/2008 5/21/2009 10/06/2009 5/20/2010 5/31/2011

25% exercisable on 4/23/2003, 4/23/2004, 4/23/2005 and 4/23/2006

25% exercisable on 4/23/2004, 4/23/2005, 4/23/2006 and 4/23/2007

25% exercisable on 4/22/2005, 4/22/2006, 4/22/2007 and 4/22/2008

25% exercisable on 5/16/2006, 5/16/2007, 5/16/2008 and 5/16/2009

25% exercisable on 1/3/2007, 1/3/2008, 1/3/2009 and 1/3/2010 (Chapman)

25% exercisable on 9/12/2007, 9/12/2008, 9/12/2009 and 9/12/2010

25% exercisable on 7/27/2008, 7/27/2009, 7/27/2010 and 7/27/2011

25% exercisable on 10/1/2008, 10/1/2009, 10/1/2010 and 10/1/2011 (Rosebrough)

25% exercisable on 11/1/2008, 11/1/2009, 11/1/2010 and 11/1/2011 (Tokich)

25% exercisable on 2/5/2009, 2/5/2010, 2/5/2011 and 2/5/2012 (Chapman)

25% exercisable on 3/14/2009, 3/14/2010, 3/14/2011 and 3/14/2012 (Tokich)

25% exercisable on 5/21/2009, 5/21/2010, 5/21/2011 and 5/21/2012

25% exercisable on 5/21/2010, 5/21/2011, 5/21/2012 and 5/21/2013

25% exercisable on 10/06/2010, 10/06/2011, 10/06/2012 and 10/06/2013 (Moss)

25% exercisable on 5/20/2011, 5/20/2012, 5/20/2013 and 5/20/2014

25% exercisable on 5/31/2012, 5/31/2013, 5/31/2014 and 5/31/2015

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule*
5/21/2009 10/06/2009 5/20/2010 5/31/2011 5/31/2011

100% on 5/21/2012 (All NEOs)

100% on 10/08/2012 (Moss)

100% on 5/20/2014 (All NEOs)

100% on 6/1/2015 (Tokich and Chapman)

25% vested on 5/31/2012, 5/31/2013, 6/2/2014 and 6/1/2015 under 55/5 Rule (Burke and Moss).

5/31/2011	50% vested on 5/31/2013, 25% vested on 6/2/2014 and 6/1/2015 under 55/5 Rule (Rosebrough).
*	All awards are restricted stock

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Walter M Rosebrough, Jr. (3)	0	0	24,000	834,720
Michael J. Tokich	0	0	0	0
Timothy L. Chapman (4)	0	0	3,850	133,903
Peter A. Burke (5)	4,210	51,278
	790	9,796
	5,000	68,000
			3,500	121,730
Robert E. Moss (6)	4,700	66,458
			3,135	109,035

(1)

Value realized based on the gain, equal to the difference between the closing price of the Common Shares on the option exercise date and the option exercise price, times the number of option shares being exercised.

(2)	Value realized based on the closing price of the Common shares on the date of vesting.

(3)	Mr. Rosebrough elected to have 7,668 common shares withheld to cover the required tax withholding due on the vesting of these 24,000 restricted shares. These common shares vested on May 23, 2011.

(4)	Mr. Chapman elected to have 1,231 common shares withheld to cover the required tax withholding due on the vesting of these 3,850 restricted shares. These common shares vested on May 23, 2011.

(5)	Dr. Burke elected to have 1,119 common shares withheld to cover the required tax withholding due on the vesting of these 3,500 restricted shares. These common shares vested on May 23, 2011.

(6)	Mr. Moss elected to have 1,002 common shares withheld to cover the required tax withholding due on the vesting of these 3,135 restricted shares. These common shares vested on May 23, 2011.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2012

Name	Executive Contributions in Fiscal 2012 ($)		Company Contributions in Fiscal 2012 ($)	Aggregate Earnings in Fiscal 2012 ($)	Aggregate Withdrawals/ Distributions in Fiscal 2012 ($)	Aggregate Balance at 3/31/12 ($)
Walter M Rosebrough, Jr.	-		-	-	-	-
Michael J. Tokich	-		-	2,768	-	90,585
Timothy L. Chapman	-		-	-	-	-
Peter A. Burke	42,560	(1)	-	8,261	-	141,137
Robert E. Moss	-		-	-	-	-

(1)	These contributions also are included in the amounts shown in the Summary Compensation Table for Dr. Burke for Non-Equity Incentive Compensation for the 2010 fiscal year.

DEFERRED COMPENSATION PLAN

The Company maintains a nonqualified deferred compensation plan, or the Deferred Compensation Plan. Pursuant to the Deferred Compensation Plan each eligible employee was entitled to elect to defer receipt of up to 25% of base salary and up to 100% of incentive compensation (bonus) and/or commissions. To be eligible to participate, an employee was required to be in a salary grade and earn a salary above specified levels and to meet certain residence and other tests. All of the Named Executive Officers were eligible to participate in this plan for the 2012 fiscal year. The Deferred Compensation Plan was amended during the 2012 fiscal year to eliminate all rights to defer base salary in respect of the 2012 calendar year and all succeeding calendar years and to eliminate all rights to defer incentive compensation and commissions in respect of the 2013 fiscal year and all succeeding fiscal years.

Amounts deferred by each participant are credited to an account established in the name of the participant. Deferrals may be allocated among various available hypothetical investment options, as selected by the participant. There are currently several available hypothetical investment options. No Company “match” is made on amounts deferred.

Under the Deferred Compensation Plan, a participant is entitled to receive distribution of the participant’s account balance (amounts deferred, together with earnings (losses)) after the earliest to occur of the following: death, disability, retirement (termination of employment at or after age 65), other termination of employment, change of control (if the participant elected to have a distribution upon a change of control) or a specified date selected by the participant (which date must be at least two years after the making of the election) as an “in service” distribution date. At the time of his or her deferral election, a participant may designate how the participant will receive distribution if the distribution is triggered by retirement, disability or a change of control. Distribution options are a single lump sum or annual installments over a period of years (not to exceed ten). If a distribution election is not made or a distribution is made for another reason, the distribution will be in a lump sum. Also, if a participant’s account balance is less than $50,000 at the time of a triggering event, the distribution will be made in a lump sum. Distributions to persons who are “specified employees” under Section 409A of the Internal Revenue Code may be delayed. A “change of control” for distribution purposes is a change of control of the Company within the meaning of Section 409A of the Internal Revenue Code.

The Deferred Compensation Plan is not funded, within the meaning of the Employee Retirement Income Security Act of 1974, and participants have only an unsecured contractual commitment by the Company to pay amounts owed under the Deferred Compensation Plan. Amounts owed may be subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

We maintain various contracts, agreements, plans, policies, and arrangements (collectively, agreements) that may provide for payments or the provision of other benefits following or in connection with any termination or constructive termination of employment or a change in control of the Company or change in a named executive officer’s responsibilities. Some of these agreements are available generally to all of our salaried employees on the same basis as, and do not discriminate in scope, terms or operation in favor of, our executive officers. None of the Named Executive Officers are covered by a Company maintained defined benefit pension plan or other tax-qualified plan, other than our 401(k) plan. The only agreements concerning compensation to which any of the Named Executive Officers are party or in which any of the Named Executive Officers participate, other than the Deferred Compensation Plan, that are not available generally to all our salaried employees are described below.

Change of Control Agreements

We are a party to change of control agreements with all of the Named Executive Officers. All executive officers and all other employees with change of control agreements have been notified that STERIS has decided not to extend their change of control agreements. As a result these agreements will not apply to any change of control (as defined) occurring after March 31, 2014.

Until their expiration, these agreements generally provide that if, at any time within two years after the occurrence of a change of control (as defined), the officer’s employment is terminated by STERIS (except for cause, disability, or death) or the officer terminates employment because the officer’s base salary or the officer’s bonus opportunity, participation or amount is reduced or relocation is made a condition of the officer’s employment, we will pay to the officer a lump sum severance benefit equal to three years’ compensation (base salary and average annual incentive compensation (as defined)) or two years’ compensation in the case of Mr. Tokich. Any termination of employment of an officer occurring within one year prior to a change of control and in contemplation of the change of control is deemed to be a termination of employment immediately after the change of control becomes irrevocable, and the officer is entitled to payments and benefits under his agreement as if his employment had continued through the date the change of control became irrevocable and had then been terminated. Each such change of control agreement also provides a three-month period, commencing on the first anniversary of the change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to two years’ compensation (base salary and average annual incentive compensation) or one years’ compensation in the case of Mr. Tokich if, at any time before the officer’s resignation, the officer determines in good faith that (a) the officer’s position, responsibilities, duties, or status with STERIS are materially changed from those in effect before the change of control, (b) the officer’s reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (c) the officer’s career prospects have been in any way diminished as a result of the change of control.

An officer who is entitled to a lump sum severance benefit under a change of control agreement also will be (a) paid (i) accrued base salary and vacation pay through the date of termination, and (ii) payments under the Senior Executive Incentive Compensation Plan or Incentive Compensation Plan (or other applicable incentive compensation plan) for the last completed fiscal year, if not already paid, and for the pro rata portion of the current fiscal year, and (b) be entitled to receive health, dental and life insurance coverage through the (i) third anniversary (or the second anniversary, depending upon whether the lump sum payment is equal to three or two years’ of compensation) of the termination date, in the case of all the Named Executive Officers with these agreements other than Mr. Tokich, or the second anniversary (or the first anniversary, depending upon whether the lump sum payment is equal to two or one year of compensation) of the termination date, in the case of Mr. Tokich, or if earlier (ii) the date the officer secures other employment.

In addition, if after a change of control and prior to an officer’s termination of employment the officer is unable to perform services for us for any period by reason of disability, we will pay and provide to the officer all compensation and health and dental coverage and life insurance coverage to which the officer would have been entitled had the officer continued to be actively employed by us, through the earliest of the following dates: (a) the first date on which he is no longer so disabled to such an extent that he is unable to perform services for us, (b) the date on which he becomes eligible for payment of long-term disability benefits under a long-term disability plan generally applicable to our executives, (c) the date on which we have paid and provided 24 months of compensation and benefits during his disability, or (d) the date of his death. In addition, each change of control agreement provides that from and after a change in control we will reimburse the officer for expenses of defending any action to have his agreement declared invalid or unenforceable and in certain other specified circumstances.

Each change of control agreement also provides that if any payment or distribution (a parachute payment) made to an officer pursuant to the agreement or under any other plan, agreement, arrangement, including without limitation any income recognized upon a stock option exercise, exceeds the limit specified in Section 280G of the Internal Revenue Code and gives rise to excise tax liability (and/or related penalties and interest) on the part of the officer, a tax gross-up will be provided to the officer so that the officer will receive the same after-tax payment as would have been the case in respect of the parachute payment if Section 280G did not apply.

For purposes of the change of control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that is materially inimical to the best interests of the Company, unreasonable neglect of the officer’s duties and responsibilities, or competing with the Company. The agreements contain several alternate definitions of what constitutes a “change of control.” These may include any person or group becoming the beneficial owner of 15% or more (but less than 50%) of the then outstanding Common Shares after the date of the applicable agreement, or 50% or more of the then outstanding Common Shares after the date of the applicable agreement, the commencement or public announcement of a tender offer for 15% or more of the Common Shares, or certain changes in a majority of the Board membership within a 24-month period.

Retention Agreement

We are a party to an executive retention agreement with Dr. Burke that became effective as of April 1, 2010. Under this agreement, Dr. Burke is to be paid a base salary of not less than his base salary for the 2010 fiscal year, and is eligible to participate in the Company’s Incentive Compensation Plan, benefit plans and equity programs. Under this agreement, if Dr. Burke’s employment is terminated prior to March 31, 2014 by the Company without “Cause” or by Dr. Burke for “Good Reason” (as those terms are defined in the agreement), Dr. Burke is entitled to receive, subject to the conditions of the agreement, (a) as severance payments, his then-current salary for twelve months, or if such termination occurs prior to March 31, 2013, for the number of months remaining from the date of his termination to March 31, 2013, if greater than twelve (12), (b) continuation of medical and dental benefits until the earliest of the end of the period equal to the number of months of severance payments he is entitled to receive, the expiration of COBRA coverage eligibility or his eligibility under another employer’s plans, and (c) a pro-rated bonus to the extent earned. The severance is payable on the same schedule as his salary would have been paid, subject to certain required delays that would have been necessary in order to prevent the payments from being includible in Dr. Burke’s income for federal income tax purposes under Section 409(A)(a)(i)(A) of the Internal Revenue Code. The agreement also permits Dr. Burke to accelerate all payments due if the Company breaches its obligations under the agreement in any material respect following Dr. Burke’s termination of employment. If Dr. Burke is entitled to payment or other benefits under his retention agreement and his change of control agreement, based upon the same event, he will be entitled to payment and other benefits under whichever agreement provides the greater payments and benefits, but not under both agreements.

Receipt of severance and the other agreement benefits described above are contingent upon Dr. Burke’s execution of a release and waiver of all claims against the Company and such severance and benefits would terminate upon any material breach by him of the agreement or upon the termination of his employment for “Cause” or upon his termination without “Good Reason”.

For these purposes, any material breach, default or violation by Dr. Burke under his change of control agreement, stock option agreements, restricted share agreements, confidentiality and other agreements (including the non-compete, non-interference, and non-disclosure restrictive covenants contained in or executed in connection with the stock option or restricted share agreements), between the Company and Dr. Burke, also constitutes a breach of the executive retention agreement, if so determined by Company. A breach of these covenants entitled the Company to the rights described under “Summary of Equity Compensation – Equity Incentive Plan.” The executive retention agreement also contains restrictions on disclosure of confidential information.

Agreement with Mr. Rosebrough

In connection with Mr. Rosebrough’s employment as President and CEO, we entered into an employment agreement with Mr. Rosebrough dated September 7, 2007. The agreement was effective October 1, 2007 and for an initial term of three years. The Board of Directors has thereafter annually considered the agreement with Mr. Rosebrough and has decided to renew the agreement for additional one year terms beginning October 1, 2010 and October 1, 2011. The Board and Mr. Rosebrough will evaluate whether to extend the agreement for an additional term or to continue his employment without an agreement within the next few months. Mr. Rosebrough’s agreement provides for an initial base salary at a rate of $750,000 per year for the fiscal year ending March 31, 2008, with such base salary thereafter to be subject to annual or other periodic review. Mr. Rosebrough’s base salary has remained at a rate of $750,000 through the end of the fiscal year ending March 31, 2011. Mr. Rosebrough also is entitled to participate in the Senior Executive Incentive Compensation Plan or SEICP. For fiscal 2012, his participation in the SEICP was at a target rate of 100% of base salary and with a maximum award limit of 200% of base salary; for subsequent fiscal years Mr. Rosebrough is eligible to participate in the SEICP and receive an incentive award based on achievement of specified performance goals as determined by criteria and other performance measures and target attainment established by the Compensation Committee. Mr. Rosebrough also is entitled to participate in restricted stock, stock option and other equity incentive compensation awards under the 2006 Long-Term Equity Incentive Compensation Plan or other approved plans as determined by the Board or the Compensation Committee. Mr. Rosebrough is also entitled to participate in the standard benefit programs under which STERIS’s salaried nonunion employees located at its headquarters are from time to time generally eligible (exclusive of any such severance, separation or termination programs or benefits) as well as additional fringe benefits and perquisites.

Should the Company’s financial statements for any fiscal year falling within the term of his agreement be required to be restated due to material noncompliance, as a result of misconduct, with any financial reporting requirement, the Board or Compensation Committee may require Mr. Rosebrough to return or forfeit, as applicable, all or a portion of any bonus or incentive award (including equity awards) made to him with respect to any fiscal year the financial results of which are negatively affected by such restatement. In that case, the amount to be recovered would equal the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable had the Company’s financial statements been initially filed as restated, as determined by the Board or the Compensation Committee. Recovery may be effected through a variety of means, as determined by the Compensation Committee.

Upon termination of Mr. Rosebrough’s employment during the term of his employment agreement by reason of death or “Disability,” a termination by the Company without “Cause” or a termination by Mr. Rosebrough for “Good Reason” (as such terms are defined in the agreement), Mr. Rosebrough’s agreement provides for the following (payable in accordance with the requirements of Internal Revenue Code Section 409A): (i) an amount equal to twenty-four (24) months of salary continuation, car allowance and financial planning/tax preparation allowance, paid in twenty-four (24) monthly installments, to commence on the first day of the first month following the 60th day after termination, or if on the date of termination he is a “specified employee” (within the meaning of Code Section 409A) and the payments are considered to be the deferral of compensation, the Company will pay all amounts of such deferred compensation that would have been due during the six-month period following his termination of employment on the first day of the seventh month following the termination date (or, if earlier, as soon as practicable after the date of his death); (ii) the annual one-time incentive payment he would have been paid, if any, under the SEICP (as herein after defined), relating to the fiscal year of termination if his employment had not been terminated, prorated to the date of termination, such payment to be based on applicable targets, threshold and other SEICP criteria and terms and actual performance relative thereto for such fiscal year, and to be made at the same time that annual incentive payments for such fiscal year are made to other senior executives of the Company; and (iii) eighteen (18) months of continuation of coverage under STERIS medical and dental plans pursuant to COBRA (with Mr. Rosebrough being required to pay the normal cost of such COBRA coverage). And regardless of the reason for termination, upon termination of Mr. Rosebrough’s employment during the term of his agreement he also is entitled to receive the following: (i) any accrued but unpaid base salary and paid time off, (ii) any plan benefits that by their terms extend beyond termination of employment but only to the extent provided in any such benefit plan in which he has participated as an employee of STERIS; and (iii) any COBRA benefits to which he is entitled by law and not otherwise entitled to receive under his employment agreement.

Notwithstanding the foregoing, if Mr. Rosebrough is otherwise entitled to benefits under both his employment agreement and his change in control agreement (discussed previously in this Section under “Change of Control Agreements”) based on the same event, he will be entitled to severance benefits under either his employment agreement or his change in control agreement, whichever provides for greater benefits, but will not be entitled to benefits under both agreements.

For purposes of the employment agreement, “Cause” includes but is not limited to material breach of Mr. Rosebrough’s employment agreement or any other of his “Other Agreements” (consisting of his change of control agreement, restricted stock and restricted stock unit agreements, non-qualified stock option agreement, non-disclosure and non-competition agreement and the Company’s Code of Business Conduct), which has not been cured within the applicable time period set forth in the relevant agreement, and, if not so specified, promptly (taking into account the nature of the misconduct, and the actions that must be taken to effect the cure) after receipt of notice. A discussion of the restrictive covenants contained in stock option and restricted stock unit agreements may be found later in this Section under “Summary of Equity Compensation – Equity Incentive Plan.”

Senior Executive Severance Plan

On May 29, 2012, the Compensation Committee of the Company’s Board of Directors approved a new Executive Severance Plan – the STERIS Corporation Senior Executive Severance Plan (“Plan”). The Plan covers four of the Named Executive Officers (including the CEO) and certain other executives. Under the Plan, a participant who terminates employment with the Company for Good Reason (as defined), or whose employment is terminated by the Company other than for Cause (as defined) will be entitled to severance benefits. Generally, severance benefits will consist of severance pay equal to the participant’s annual base salary, payable over twelve months, incentive compensation (bonus) for the fiscal year in which the termination occurs based upon financial targets achieved (and prorated to reflect the participant’s actual period of participation), and reimbursement for continuing medical and dental coverage for up to twelve months under the Company’s plans. Payment of severance benefits is contingent on the participant’s execution of a release of claims against the Company. If the termination is in conjunction with a Change in Control (as defined) and within specified time frames, the severance pay amount will equal two times the participant’s annual base salary, also payable over a twelve month period. The Plan or a participant’s participation in the Plan may be terminated by the Company upon twelve months notice, with some limitations. An executive who is covered by both an agreement or other arrangement providing benefits in the nature of severance and by the Plan, will be entitled to receive benefits under whichever provides for greater benefits, but not both.

Equity Incentive Plan

The 2006 Long-Term Incentive Plan authorizes the issuance or grant of various stock and stock related incentives, including stock options, restricted stock, restricted stock units, performance units and SARs to employees and non-employee directors. All grants of stock options, restricted stock, restricted stock units and SARs made subsequent to original approval of the 2006 Plan have been made pursuant to the 2006 Plan. Most stock option grants made prior to the approval of the 2006 Plan were pursuant to various other previously established plans. In connection with the adoption of the 2006 Plan, we discontinued the grant of options or other equity incentives under the previously established plans. However, a number of options granted under the previously established plans remain outstanding. As of March 31, 2012, there were four million five hundred sixty-five thousand three hundred and thirty-four (4,565,334) shares remaining available for grant from the 2006 Plan.

In general, upon termination of an award recipient’s employment or Board service, the nonvested portions of his or her stock option grants and other equity incentive awards are immediately forfeited. However, unvested option grants may become vested and nonforfeitable upon an optionee’s death and unvested restricted stock awards or restricted stock units may be modified by the Company to give the award recipient the benefit of the award or unit through the date of death. Additionally, for grants made prior to fiscal year 2012, if an award recipient who is a non-employee director or who received an award prior to the 2012 fiscal year retires from employment after having attained age 55 and having been employed for at least five consecutive years without having engaged in any “Detrimental Activity” (as defined), unless otherwise specified by the terms of the award, stock options, restricted stock, restricted stock units and other equity incentive awards held by the award recipient at the date of retirement will continue to vest as though the recipient remained in the service of the Company through the fifth anniversary of the date of retirement provided the recipient remains in Good Standing (as defined) and subject to other plan terms. If a recipient fails to remain in Good Standing, any outstanding stock options and other equity incentive compensation awards may be forfeited.

Under the 2006 Plan as well as the previously established plans, upon the occurrence of a change in control, all options and other awards then outstanding, to the extent unvested, generally vest and become immediately exercisable, without further action. While the definition of change in control varies somewhat from plan to plan, in general a change in control under each includes any of the following: the acquisition by any person or group of 25% or more of the combined voting power of the Company’s outstanding voting stock; certain changes in the composition of a majority of the Board membership; the consummation of certain reorganizations, mergers or consolidations or disposition of all or substantially all of the assets of the Company or certain other business transactions involving the Company; or approval by the shareholders of a complete liquidation or dissolution of the Company.

In connection with the grant of stock options and receipt of restricted stock and restricted stock units under the 2006 Plan and previously established plans, optionees and other award recipients agree to restrictive covenants concerning non-competition, non-interference and non-disclosure. If the recipient breaches any of these covenants, in addition to any other remedies we may have, awards then held by the recipient and stock then held that was received pursuant to awards may be forfeited.

Incentive Compensation Plan

We have established and maintain an Incentive Compensation Plan (sometimes referred to as the “Bonus Plan”), for key employees. The Bonus Plan is intended to support our compensation philosophy and encourage achievement of objectives by key employees whose responsibilities affect the performance of the business. Participants are selected annually. During fiscal 2012, all Named Executive Officers, other than Mr. Rosebrough, were participants in the Bonus Plan. Mr. Rosebrough was a participant in the SEICP during fiscal 2012.

Annually each Bonus Plan participant is assigned a “target” bonus based upon his or her position and level of responsibility within the Company. The target bonus is an amount equal to the percentage of the participant’s base salary that he or she would receive as a bonus if all of the objectives established for, or otherwise applicable to, the participant are achieved. If the objectives are exceeded, a larger bonus may be payable. If the objectives are not attained, a smaller bonus or no bonus may be payable. Generally, a participant is not entitled to a bonus in respect of a particular fiscal year unless he or she remains in the employ of the Company through the end of that fiscal year.

The Bonus Plan also provides that within twenty (20) days after the occurrence of the first Change of Control in any fiscal year, each participant may be paid an interim lump-sum cash payment with respect to his or her participation in the Bonus Plan, with the amount of the interim payment to be equal to the dollar amount of the participant’s target bonus for the entire fiscal year multiplied by a fraction, the numerator of which is the number of months between the beginning of the fiscal year and the end of the month in which the Change of Control occurs and the denominator of which is 12. The making of the interim payment will not reduce the obligation to make a final payment under the terms of the Bonus Plan, but the amount of any interim payment will be an offset against any later payment due under the Bonus Plan in respect of the fiscal year. A participant is not required to refund any portion of the interim payment.

For purposes of the Bonus Plan, a Change of Control includes the following: the acquisition by any person or group of 50% or more (or in some cases as little as 15%) of the Company’s outstanding Common Shares; a person’s commencement or public announcement of an intention to commence a tender offer that would result in such person becoming beneficial owner of 15% or more of the Company’s outstanding Common Shares; certain changes in the composition of a majority of the Board membership within a 24 month period; the consummation of certain mergers or consolidations, or dispositions of all or substantially all of the assets of the Company; or a person’s proposal of a “Control Share Acquisition” of the Company within the meaning of the Ohio General Corporation Law.

Senior Executive Incentive Compensation Plan

We have established and maintain a Senior Executive Incentive Compensation Plan (sometimes referred to as the “SEICP”) for the CEO and any other executive officer or employee designated by the Compensation Committee. The SEICP is intended to support our compensation philosophy and encourage achievement of objectives by key employees by providing incentives for superior performance. Participants are selected by the Compensation Committee in its sole discretion. During fiscal 2012, Mr. Rosebrough was the only participant in the SEICP. The SEICP was amended and restated in its entirety during fiscal 2011, effective April 1, 2010. This amendment and restatement was approved by our Shareholders at the 2010 Annual Meeting of Shareholders.

Annually, the Compensation Committee establishes the performance objectives for each SEICP participant and the amount of incentive compensation payable (or formula for determining such amount) if the specified performance objectives for such fiscal year are achieved or exceeded. Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department or function within the Company or one or more subsidiaries in which the participant is employed or for which the participant has responsibilities. The performance objectives shall be limited to specified levels of Company (or subsidiary, division, department or function) performance, or such performance relative to peer company performance, in one or more, or a combination, of the following: earnings per share, return on invested capital, return on total capital, return on assets, return on equity, total shareholder return, stock value, net income, revenue, free cash flow, cash flow, operating profit, gross margin and/or contribution margin, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, productivity improvement, and expense or liability reduction. The Compensation Committee may further specify in respect of the specific performance objectives a minimum acceptable level of achievement below which no incentive compensation payment will be made and set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specific performance objectives or exceeds full achievement of the specified performance objectives. The Committee retains the discretion to reduce the amount of any incentive compensation that would be otherwise payable to a participant (including a reduction in such amount to zero). The Compensation Committee is required to determine, as soon as reasonably practicable after the end of each fiscal year, whether the performance objectives have been achieved and the amount of incentive compensation payable, and to document such determinations.

The maximum incentive compensation that may be paid to a participant under the SEICP in respect of any fiscal year may not exceed the lesser of two and one-half (2 1/2) times the participant’s annual base salary or $2,500,000. Any incentive compensation payable under the SEICP in respect of any fiscal year must be paid within two and one-half months after the end of the fiscal year.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL TABLES

Introduction

The tables below estimate and summarize the potential payments and benefits under compensation and benefit plans and contractual agreements to which the Named Executive Officers are a party or a participant that may be realizable by each of the Named Executive Officers in the event of a termination of employment and/or change in control under the circumstances described in the footnotes and column headings to the tables, as supplemented by the narrative descriptions of agreements and/or plans addressing or containing provisions relating to change in control and/or termination payments and benefits. These narrative descriptions are found under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control” above beginning on page 37.

Excluded Amounts

The amounts shown in the tables below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, regular severance benefits, and distributions of plan balances under our 401(k) plan. The tables also do not include amounts receivable under the Deferred Compensation Plan. See the narrative following the “Nonqualified Deferred Compensation for Fiscal 2012” table on page 36 for information about the Deferred Compensation Plan.

Walter M Rosebrough, Jr.(1)
	Death or Disability(2)&(3) ($)	Termination by the Company without Cause or termination by the employee for Good Reason(2) ($)	Change in Control without termination(4) ($)	Change in Control with termination for Good Faith determination(5) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(6) ($)
Severance Payment	$1,500,000	$1,500,000	$-	$2,250,000	$3,375,000
Stock Options(4)	$348,774	$-	$348,774	$348,774	$348,774
Restricted Stock	$-	$-	$2,339,880	$2,339,880	$2,339,880
Special Bonus Payment(7)	$-	$-	$-	$-	$-
Health, Dental, & Life Benefits(8)	$-	$-	$-	$23,179	$34,768
Other Benefits(9)	$41,000	$41,000	$-	$-	$-
Excise Tax Gross Up	$-	$-	$-	$-	$-
Totals	$1,889,774	$1,541,000	$2,688,654	$4,961,833	$6,098,422

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2012. The stock price used is the closing price of $31.62 on March 30, 2012, the last trading day prior to March 31, 2012.

(2)

Pursuant to Mr. Rosebrough’s employment agreement, in the event of termination by reason of death or disability, termination by the Company without Cause, or termination by Mr. Rosebrough with Good Reason, Mr. Rosebrough is entitled to salary continuation, car allowance, and financial planning/tax preparation allowance for a period of 24 months, the annual one-time incentive payment under the STERIS Corporation Senior Executive Incentive Compensation Plan relating to the fiscal year of termination prorated to the termination date, and, at his own expense, eighteen months of continuation of coverage in the medical and dental plans pursuant to COBRA.

(3)

Mr. Rosebrough is entitled to accelerated vesting of all his stock options upon his death. The amount shown in the table above represents the full value of his nonvested stock options based on the stock closing price of $31.62 on March 30, 2012. There is no accelerated vesting of stock options upon Disability. All restricted stock awards are generally forfeitable upon death or Disability, except that, upon death, restricted stock awards may be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give Mr. Rosebrough the benefit of those awards through that date. For purposes of the foregoing table, no modification to vesting is assumed. Upon termination by the Company without Cause or termination by Mr. Rosebrough with Good Reason, Mr. Rosebrough is not entitled to accelerated vesting of stock options or restricted stock awards.

(4)

In the event of a Change in Control with or without termination, Mr. Rosebrough will be entitled to accelerated vesting of stock options and restricted stock. Vested values for stock options and restricted stock are shown in the “Change in Control” columns.

(5)

Pursuant to Mr. Rosebrough’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2012 bonus) and prior year bonus (fiscal 2011 bonus) has been used.

(6)

Pursuant to Mr. Rosebrough’s change in control agreement, in the event of a Change in Control with termination by STERIS, other than for Cause, death or Disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2012 bonus) and prior year bonus (fiscal 2011 bonus) has been used.

(7)

Mr. Rosebrough is entitled to a special STERIS Corporation Senior Executive Incentive Compensation Plan payment under his Change in Control agreement. Because the assumed termination date is the fiscal year end, this bonus is based on Mr. Rosebrough’s actual bonus for fiscal year 2012, which was $0.

(8)

Pursuant to Mr. Rosebrough’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to continuation of health, dental and life benefits for a period of two (2) years. In the event of a Change in Control with termination by STERIS, other than for Cause, Disability or death, or by executive for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life benefits for a period of three (3) years.

(9)

In the event of termination, Mr. Rosebrough is entitled to other benefits for various periods as defined by his employment agreement. Other benefits include an automobile allowance and expense reimbursement for tax return preparation. However, Mr. Rosebrough is not entitled to other benefits in the event of a Change in Control with termination pursuant to section 5(d) of his employment agreement, which provides for entitlement to severance benefits under either his employment agreement or change in control agreement, but not both.

Michael J. Tokich(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for Good Faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	$-	$379,263	$758,527
Stock Options(3)	$52,740	$52,740	$52,740
Restricted Stock	$369,954	$369,954	$369,954
Special Bonus Payment(6)	$-	$-	$-
Health, Dental, and Life Benefits(7)	$-	$15,541	$31,083
Excise Tax Gross Up	$-	$-	$-
Totals	$422,694	$817,499	$1,212,303

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2012. The stock price used is the closing price of $31.62 on March 30, 2012, the last trading day prior to March 31, 2012.

(2)	Mr. Tokich and STERIS have not entered into an employment agreement. Therefore, in the event of termination without a Change in Control, no contractual termination payments are required.

(3)

In the event of a Change in Control with or without termination, Mr. Tokich will be entitled to accelerated vesting of stock options. In the event of Mr. Tokich’s death, he will be entitled to accelerated vesting of stock options. Values attributable to accelerated vesting for stock options and restricted stock are shown in the “Change in Control” columns. Upon death, restricted stock awards may be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give Mr. Tokich the benefit of those awards through that date. For purposes of the foregoing table, no modification to vesting is assumed. Upon termination by the Company or Mr. Tokich for any other reason, Mr. Tokich is not entitled to accelerated vesting of stock options or restricted stock awards.

(4)

Pursuant to Mr. Tokich’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of one (1) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2012 bonus) and prior year bonus (fiscal 2011 bonus) has been used.

(5)

Pursuant to Mr. Tokich’s change in control agreement, in the event of a Change in Control with termination by STERIS other than for Cause, death or Disability or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2012 bonus) and prior year bonus (fiscal 2011 bonus) has been used.

(6)

Mr. Tokich is entitled to a special STERIS Corporation Incentive Compensation Plan payment under his Change in Control agreement. Because the assumed termination date is the fiscal year end, this bonus is based on Mr. Tokich’s actual bonus for fiscal year 2012, which was $0.

(7)

Pursuant to Mr. Tokich’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement) he will be entitled to continuation of health, dental, and life coverage for a period of one (1) year. In the event of a Change in Control with termination by STERIS other than for Cause, death or Disability, or termination by Mr. Tokich for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of two (2) years.

Timothy L. Chapman(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for Good Faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	$-	$881,496	$1,322,245
Stock Options(3)	$68,177	$68,177	$68,177
Restricted Stock	$369,954	$369,954	$369,954
Special Bonus Payment(6)	$-	$-	$-
Health, Dental, and Life Benefits(7)	$-	$35,044	$52,565
Excise Tax Gross Up	$-	$-	$-
Totals	$438,131	$1,354,671	$1,812,941

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2012. The stock price used is the closing price of $31.62 on March 30, 2012, the last trading day prior to March 31, 2012.

(2)	Mr. Chapman and STERIS have not entered into an employment agreement. Therefore, in the event of termination without a Change in Control, no contractual termination payments are required.

(3)

In the event of a Change in Control with or without termination, Mr. Chapman will be entitled to accelerated vesting of stock options. In the event of Mr. Chapman’s death, he will be entitled to accelerated vesting of stock options. Values attributable to accelerated vesting for stock options and restricted stock are shown in the “Change in Control” columns. Upon death, restricted stock awards may be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give Mr. Chapman the benefit of those awards through that date. For purposes of the foregoing table, no modification to vesting is assumed. Upon termination by the Company or Mr. Chapman for any other reason, Mr. Chapman is not entitled to accelerated vesting of stock options or restricted stock awards.

(4)

Pursuant to Mr. Chapman’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2012 bonus) and prior year bonus (fiscal 2011 bonus) has been used.

(5)

Pursuant to Mr. Chapman’s change in control agreement, in the event of a change in control with termination by STERIS other than for Cause, death or Disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2012 bonus) and prior year bonus (fiscal 2011 bonus) has been used.

(6)

Mr. Chapman is entitled to a special STERIS Corporation Incentive Compensation Plan payment under his change in control agreement. Because the assumed termination date is the fiscal year end, this bonus is based on Mr. Chapman’s actual bonus for fiscal year 2012, which was $0.

(7)

Pursuant to Mr. Chapman’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement) he will be entitled to continuation of health, dental, and life coverage for a period of two (2) years. In the event of a Change in Control with termination by STERIS other than for Cause, death or Disability, or termination by Mr. Chapman for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of three (3) years.

Peter A. Burke(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for Good Faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)	Termination without cause or for good reason(2) ($)
Severance Payment	$-	$862,909	$1,294,364	$331,888
Stock Options(3)	$54,788	$54,788	$54,788	$-
Restricted Stock	$338,334	$338,334	$338,334	$-
Special Bonus Payment(6)	$-	$-	$-	$-
Health, Dental, and Life Benefits(7)	$-	$26,066	$39,099	$12,013
Excise Tax Gross Up	$-	$-	$-	$-
Totals	$393,122	$1,282,096	$1,726,584	$343,901

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2012. The stock price used is the closing price of $31.62 on March 30, 2012, the last trading day prior to March 31, 2012.

(2)

Dr. Burke entered into an executive retention agreement and a change of control agreement with STERIS. The executive retention agreement will pay out severance and actual bonus upon termination without Cause or termination for Good Reason that occurs prior to March 31, 2014. The severance shown in the table for termination under these circumstances is the maximum amount of payments he could receive under the executive retention agreement based on his salary rate in effect at March 31, 2012, and a termination date of March 31, 2012. The bonus shown in the table for termination under these circumstances is the actual bonus that was earned under the STERIS Corporation Incentive Compensation Plan with respect to the fiscal year ended March 31, 2012 which was $0.

(3)

In the event of a Change in Control with or without termination, Dr. Burke will be entitled to accelerated vesting of stock options. In the event of Dr. Burke’s death, he will be entitled to accelerated vesting of stock options. Values attributable to accelerated vesting for stock options and restricted stock are shown in the “Change in Control” columns. Upon death, restricted stock awards may be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give Dr. Burke the benefit of those awards through that date. For purposes of the foregoing table, no modification to vesting is assumed. Upon termination by the Company or Dr. Burke for any other reason, Dr. Burke is not entitled to accelerated vesting of stock options or restricted stock awards.

(4)

Pursuant to Dr. Burke’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2012 bonus) and prior year bonus (fiscal 2011 bonus) has been used.

(5)

Pursuant to Dr. Burke’s change in control agreement, in the event of a change in control with termination by STERIS other than for Cause, death or Disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2012 bonus) and prior year bonus (fiscal 2011 bonus) has been used.

(6)

Dr. Burke is entitled to a special STERIS Corporation Incentive Compensation Plan payment under his change in control agreement. Because the assumed termination date is the fiscal year end, this bonus is based on Mr. Burke’s actual bonus for fiscal year 2012, which was $0.

(7)

Pursuant to Dr. Burke’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement) he will be entitled to continuation of health, dental, and life coverage for a period of two (2) years. In the event of a Change in Control with termination by STERIS other than for Cause, death or Disability, or termination by Dr. Burke for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of three (3) years. Pursuant to Dr. Burke’s executive retention agreement he is entitled to medical and dental coverages for a period of one (1) year.

Robert E. Moss(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for Good Faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	$-	$799,539	$1,199,309
Stock Options(3)	$41,335	$41,335	$41,335
Restricted Stock	$338,334	$338,334	$338,334
Special Bonus Payment(6)	$-	$-	$-
Health, Dental, and Life Benefits(7)	$-	$26,066	$39,099
Excise Tax Gross Up	$-	$-	$-
Totals	$379,669	$1,205,274	$1,618,077

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2012. The stock price used is the closing price of $31.62 on March 30, 2012, the last trading day prior to March 31, 2012.

(2)	Mr. Moss and STERIS have not entered into an employment agreement. Therefore, in the event of termination without a Change in Control, no contractual termination payments are required.

(3)

In the event of a Change in Control with or without termination, Mr. Moss will be entitled to accelerated vesting of stock options. In the event of Mr. Moss’s death, he will be entitled to accelerated vesting of stock options. Values attributable to accelerated vesting for stock options and restricted stock are shown in the “Change in Control” columns. Upon death, restricted stock awards may be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give Mr. Moss the benefit of those awards through that date. For purposes of the foregoing table, no modification to vesting is assumed. Upon termination by the Company or Mr. Moss for any other reason, Mr. Moss is not entitled to accelerated vesting of stock options or restricted stock awards.

(4)

Pursuant to Mr. Moss’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2012 bonus) and prior year bonus (fiscal 2011 bonus) has been used.

(5)

Pursuant to Mr. Moss’s change in control agreement, in the event of a change in control with termination by STERIS other than for Cause, death or Disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2012 bonus) and prior year bonus (fiscal 2011 bonus) has been used.

(6)

Mr. Moss is entitled to a special STERIS Corporation Incentive Compensation Plan payment under his change in control agreement. Because the assumed termination date is the fiscal year end, this bonus is based on Mr. Moss’s actual bonus for fiscal year 2012, which was $0.

(7)

Pursuant to Mr. Moss’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement) he will be entitled to continuation of health, dental, and life coverage for a period of two (2) years. In the event of a Change in Control with termination by STERIS other than for Cause, death or Disability, or termination by Mr. Moss for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of three (3) years.

NON-EMPLOYEE DIRECTOR COMPENSATION

DESCRIPTION OF DIRECTOR COMPENSATION FOR FISCAL 2012

It is the Board’s practice to provide a mix of cash and equity-based compensation to non-employee Directors, as discussed below.

Under the current compensation arrangement for non-employee Directors, each non-employee Director is entitled to receive $150,000 (or $240,000 for the Chairman of the Board) over the annual term (the annual term begins with the annual meeting of shareholders and ends at the next annual meeting). This compensation arrangement has been in effect since approved by the Board at its July 26, 2007 meeting. This compensation is payable as follows:

•

Retainer—A retainer of $37,500 ($60,000 in the case of the Chairman of the Board) is payable for the first half of the term (shortly after the annual shareholder meeting). An additional retainer of $37,500 ($60,000 in the case of the Chairman of the Board) is payable for the second half of the term (generally paid in February). Both the first and second payments will be made in STERIS stock unless an election is made by the Director to receive the payment in cash or a combination of cash and STERIS stock (The value of the STERIS stock is based on the closing price of STERIS shares on a designated trading date after the release of financial results for the first quarter for the first retainer payment and the third quarter for the second retainer payment).

•

Options and Restricted Shares—$37,500 ($60,000 in the case of the Chairman of the Board) in value of stock options and $37,500 ($60,000 in the case of the Chairman of the Board) in value of restricted shares (with such values based on the closing price of STERIS shares on a designated trading day after the release of financial results for the first quarter) is paid to each director. These awards are made at the beginning of the annual term and vest in six months.

In addition to the foregoing, under this arrangement, a $10,000 chair fee is paid to the Chairperson of the Audit Committee and a $5,000 chair fee is paid to the Chairperson of each of the other Board committees, payable at the beginning of the annual term. Also a $1,000 per meeting fee will be payable to each non-employee Director for each Board meeting and assigned committee meeting attended by the Director in excess of 20 during the annual term. All Directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings. The only payments made to non-employee Directors during fiscal 2012 were made under this compensation arrangement.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Richard C. Breeden(4)	—	112,452	26,842	—	139,294
Cynthia L. Feldmann	85,000	37,490	26,842	—	149,332
David B. Lewis	50,000	62,461	26,842	—	139,303
Jacqueline B. Kosecoff	61,250	56,234	26,842	—	144,326
Kevin M. McMullen	80,000	37,490	26,842	—	144,332
Mohsen M. Sohi	75,000	37,490	26,842	—	139,332
John P. Wareham	120,000	59,996	42,559	—	222,955
Loyal W. Wilson	—	112,452	26,842	—	139,294
Michael B. Wood	40,000	72,455	26,842	—	139,297

(1)

The dollar amount represents the amount paid in cash for first half and second half annual retainer for the annual term beginning in July 2011 plus chair fees during the fiscal year ended March 31, 2012.

(2)

The dollar amounts reflect the grant date fair value under FASB ASC Topic 718 for restricted stock awarded during fiscal 2012 to the named director. The grant date fair value of an award is computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Notes to our financial statements for the fiscal year ended March 31, 2012.

(3)

The dollar amounts reflect the grant date fair value of stock options granted in fiscal 2012 FASB ASC Topic 718. The grant date fair value of an award is determined utilizing assumptions discussed in Notes to our financial statements for the fiscal year ended March 31, 2012. The grant date fair value estimate for these stock option awards in accordance FASB ASC Topic 718 equaled the compensation cost recognized by the Company during fiscal 2012. For information regarding the aggregate number of options of each non-employee director outstanding as of March 31, 2012, see “Aggregate Option Holdings by Non-Employee Directors at March 31, 2012” on page 51.

(4)

Based on disclosures in Mr. Breeden’s prior SEC filings, the governing documents of Breeden Capital Management LLC and related investment funds provide that compensation received by Mr. Breeden for services as a director of the Company is apportioned among the investment funds, and Mr. Breeden has no interest in such compensation other than to the extent of his pro-rata ownership interest in the investment funds.

AGGREGATE OPTION HOLDINGS BY NON-EMPLOYEE DIRECTORS AT MARCH 31, 2012

Name	Options (#)
Richard C. Breeden	12,607
Cynthia L. Feldmann	33,494
David B. Lewis	6,254
Jacqueline B. Kosecoff	55,994
Kevin M. McMullen	65,994
Mohsen M. Sohi	35,994
John P. Wareham	85,831
Loyal W. Wilson	55,994
Michael B. Wood	45,994
Total	398,156

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board has established guidelines requiring that each director own at least 6,000 shares of STERIS common stock within five years from (i) July 26, 2007, for those persons who were directors as of that date, or (ii) within five years of the initial appointment or election to the Board for persons subsequently becoming directors. Restricted shares, but not stock options, count toward satisfaction of these guidelines

OWNERSHIP OF VOTING SECURITIES

5% OWNERS

The following table shows certain information with respect to all persons known by STERIS to beneficially own more than five percent of the Company’s outstanding Common Shares, based on the number of Common Shares outstanding as of April 30, 2012, which was 57,745,921.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	4,795,116	(1)	8.30%
BlackRock Inc. 40 East 52nd Street, New York, NY 10022	4,166,038	(2)	7.21%
Harris Associates L.P. and Harris Associates Inc. Two North LaSalle Street, Suite 500, Chicago, IL 60602-3790	3,542,500	(3)	6.13%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	3,021,831	(4)	5.23%

(1)

Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012, which Schedule specifies Janus Capital Management LLC has shared voting and dispositive power with respect to all of these shares.

(2)

Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012, which Schedule specifies that BlackRock Inc. has sole voting and dispositive power with respect to all of these shares.

(3)

Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012, which Schedule specifies that Harris Associates L.P. and Harris Associates Inc. have sole voting and dispositive power with respect to all of these shares.

(4)

Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2012, which Schedule specifies that The Vanguard Group, Inc. has sole voting power with respect 78,852 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to 2,942,979 of these shares and shared dispositive power with respect to 78,852 of these shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership of our Common Shares by each director of the Company, each nominee for election as director, each of the Named Executive Officers and all directors, nominees, and executive officers of the Company as a group, as of April 30, 2012, unless otherwise indicated below.

	Number of Shares Beneficially Owned as of April 30, 2012(1)
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of April 30, 2012	Total Stock-Based Ownership
Walter M Rosebrough, Jr.	127,332	341,000	468,332
Michael J. Tokich	19,843	89,050	108,893
Timothy L. Chapman	42,669	69,525	112,194
Peter A. Burke	19,803	103,900	123,703
Robert E. Moss	37,149	66,055	103,204
Richard C. Breeden	1,785,582	12,607	1,798,189	(3)
Cynthia L. Feldmann	7,468	33,494	40,962
Jacqueline B. Kosecoff	10,522	55,994	66,516
David B. Lewis	4,575	6,254	10,829
Kevin M. McMullen	13,141	65,994	79,135
Mohsen M. Sohi	11,240	35,994	47,234
John P. Wareham	18,402	85,831	104,233
Loyal W. Wilson	24,478	55,994	80,472
Michael B. Wood	12,384	45,994	58,378
All Directors, Nominees, and Executive Officers as a group (16 persons)(3)	2,171,808	1,167,168	3,338,976

(1)

As of April 30, 2012, (a) with the exception of Mr. Breeden, who beneficially owned approximately 3.11% of our outstanding Common Shares, no director, nominee, or executive officer beneficially owned 1% or more of our outstanding Common Shares and (b) the directors, nominees and executive officers of the Company as a group beneficially owned approximately 5.67% of the outstanding Common Shares (including shares subject to stock options exercisable by them within 60 days).

(2)	Included are (a) Common Shares beneficially owned outright; (b) restricted Common Shares; and (c) Common Shares held in the Company’s 401(k) plan.

(3)

Based on disclosures in Mr. Breeden’s prior SEC filings, Mr. Breeden has disclaimed beneficial ownership of these shares which shares are held by investment funds managed by Breeden Capital Management LLC, a registered investment adviser of which Mr. Breeden is the managing member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on Company records and information, including a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company believes that all filing requirements applicable to directors, executive officers, and greater than 10% shareholders under Section 16(a) of the Securities Exchange Act of 1934 for the fiscal year ended March 31, 2012 were complied with on a timely basis, except that Mr. Chapman has filed a Form 5 to report seven transactions involving the transfer of shares by Mr. Chapman to his wife’s trust that were not timely reported on prior Form 5s.

SHAREHOLDER NOMINATIONS OF DIRECTORS AND NOMINEE CRITERIA

The Nominating and Governance Committee will consider shareholder recommendations for candidates to be nominees for election to the Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Mark D. McGinley, Secretary, and must be received at our executive offices not less than 60 and not more than 90 days prior to the Annual Meeting of Shareholders. All shareholder recommendations for director nominee candidates must set forth the following information:

1.

The name and address of the shareholder recommending the proposed director nominee for consideration as that information appears on our records, the telephone number where the shareholder can be reached during normal business hours, the number of shares owned by the shareholder, and the length of time the shares have been owned by the shareholder. If the person recommending the proposed director nominee is not a shareholder of record or if the shares are owned by an entity, reasonable evidence of the person’s beneficial ownership of the shares or the person’s authority to act on behalf of the entity;

2.

Complete information as to the identity and qualifications of the proposed director nominee, including the full legal name, age, business and residence addresses and telephone numbers, and other contact information, the number of shares owned by the proposed director nominee, and the principal occupation and employment of the proposed director nominee, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations, and business and other relevant experience (including directorships, employments, and civic activities) and qualifications of the proposed director nominee;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed director nominee is qualified and suited to be a director of STERIS;

4.	The disclosure of any relationship of the proposed director nominee with STERIS or any of our subsidiaries or affiliates, whether direct or indirect;

5.

A description of all relationships, arrangements, and understandings between the proposing shareholder and the proposed director nominee and any other person(s) (naming such person(s)) pursuant to which the proposed director nominee is being proposed or would serve as a director, if elected; and

6.

A written acknowledgement by the proposed director nominee that he or she has consented to being considered as a nominee, has consented to an investigation into his or her background, education, experience, and other qualifications if the Nominating and Governance Committee desires to do so, has consented to be named in our proxy statement, if so determined, and has consented to serve as a director of STERIS, if elected.

There are no specific, defined, qualifications or specific qualities or skills that are necessary for director candidates to possess. In evaluating proposed director nominees, the Nominating and Governance Committee will consider such factors as it deems appropriate, consistent with the Board’s Governance Guidelines, and other factors identified from time to time by the Board of Directors. The Nominating and Governance Committee will consider the entirety of each proposed director nominee’s credentials. As a general matter, the Committee will consider factors such as personal and professional ethics, integrity, commitment, judgment, independence, possible conflicts of interest, experience, diversity of background, availability, comparison of the approach of incumbent members of the Board of Directors, and ability to represent the interests of all shareholders, not just those of a particular philosophy or constituency.

The Nominating and Governance Committee will consider all information provided that it deems is relevant to a proposed director nominee’s nomination as a director of the Company. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any proposed director nominee whom it wishes to continue considering. Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the proposed director nominee to the Board of Directors. The Committee will consider proposed director nominees recommended by shareholders on the same basis as proposed director nominees from other sources, subject to the procedures described herein and in the Company’s Amended and Restated Code of Regulations, as amended from time to time.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. The Nominating and Governance Committee generally does not consider recommendations for director nominees submitted by other constituencies. In order to preserve its impartiality, the Nominating and Governance Committee will not consider any recommendations from shareholders that are not submitted in accordance with the procedures set forth above.

SHAREHOLDER PROPOSALS

In response to matters submitted by shareholders for consideration at special or annual meetings of shareholders, the Nominating and Governance Committee shall designate one or more members of management to review properly submitted proposals and to obtain all necessary information to allow management designees to present the shareholder proposal to the Nominating and Governance Committee for further consideration. Upon submission of a shareholder proposal to the Nominating and Governance Committee, the Committee will evaluate and make recommendations, as appropriate, to the Board of Directors, with respect to the proposal. This evaluation by the Nominating and Governance Committee may include, without limitation, consideration of (a) the appropriateness of the proposal, (b) applicable requirements of our Articles of Incorporation and Amended and Restated Code of Regulations, as amended from time to time, (c) legal requirements, including requirements under applicable federal and state law, (d) whether the shareholder proposal previously has been submitted to shareholders for a vote, and if so, the vote received for and against the proposal, (e) the best interests of all shareholders, (f) the impact that implementation of the proposal would have on the overall operations of the business, (g) whether the proposal would result in appropriately accomplishing the goals and objectives described in the proposal, and (h) any other considerations that the Nominating and Governance Committee may deem appropriate. The process of evaluation may include communication directly with the shareholder proponent by the Nominating and Governance Committee or the management designees, as the Nominating and Governance Committee may deem appropriate.

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2013 Annual Meeting of Shareholders is expected to be February 5, 2013. However, if the date of the 2013 Annual Meeting is changed by more than 30 calendar days from the date on which this year’s meeting is held, a proposal must be received by the Company a reasonable time before the proxy solicitation in connection with the meeting is made.

Additionally, a shareholder may submit a proposal for consideration at the 2013 Annual Meeting of Shareholders, but not for inclusion in the proxy statement, if that proposal is submitted not less than 120 calendar days in advance of the anniversary of the previous year’s annual meeting, which deadline will be March 28, 2013. The Company’s proxy statement for the 2013 Annual Meeting of Shareholders will give discretionary authority to proxy holders to vote with respect to properly submitted proposals not included in such Proxy Statement. For a proposal to be properly requested by a shareholder to be brought before the 2013 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements in STERIS’s Amended and Restated Code of Regulations and as amended from time to time, as well as the timeliness requirements described above.

MISCELLANEOUS MATTERS

There are no miscellaneous matters.

For information on how to obtain directions to be able to attend the 2012 Annual Meeting and vote in person, please contact our Investor Relations department at http://www.steris.com/about/ir/index.cfm.

ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on July 26, 2012

This Proxy Statement and our Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2012, which includes financial statements of the Company for the fiscal year then ended, are available free of charge at www.proxyvote.com.

By Order of the Board of Directors,

MARK D. MCGINLEY

Secretary

June 5, 2012

STERIS CORPORATION 5960 HEISLEY ROAD MENTOR, OH 44060-1834

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy card and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M47846-P27627-Z57982 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STERIS CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	The Board of Directors recommends a vote FOR all the below nominees.	All	All	Except
	Vote on Directors	☐	☐	☐
1. Election of Directors
Nominees:
01) Richard C. Breeden 02) Cynthia L. Feldmann 03) Jacqueline B. Kosecoff 04) David B. Lewis 05) Kevin M. McMullen	06) Walter M Rosebrough, Jr. 07) Mohsen M. Sohi 08) John P. Wareham 09) Loyal W. Wilson 10) Michael B. Wood
	The Board of Directors recommends a vote FOR Proposals 2 and 3.					For	Against	Abstain
	2. To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.					☐	☐	☐
	3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.					☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournment thereof.

NOTE: Please sign exactly as name above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 26, 2012:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Sign and date proxy card on the reverse side.

i      Please fold and detach direction form at perforation before mailing.       i

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

M47847-P27627-Z57982

PROXY	STERIS CORPORATION	PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 26, 2012

This Proxy is solicited by the Board of Directors

At the Annual Meeting of Shareholders of the Company to be held on July 26, 2012, and at any adjournment thereof, Walter M Rosebrough, Jr., John P. Wareham, Michael J. Tokich, Mark D. McGinley and Dennis P. Patton, and each of them, with full power of substitution in each (the “Proxies”), are hereby authorized to represent me and to vote the shares on the following Proposals:

1.        To elect directors to serve for a one-year term of office expiring at the Company’s 2013 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, David B. Lewis, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

2.        To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.

3.        To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

The Board of Directors recommends votes FOR the election of the nominees listed above, FOR approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

Unless otherwise specified, this Proxy will be voted FOR the election of the nominees listed above, FOR approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013, and in the Proxies’ discretion on all other matters as may properly come before the meeting or any adjournment thereof.

SEE REVERSE SIDE.

STERIS CORPORATION 5960 HEISLEY ROAD MENTOR, OH 44060-1834

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, direction form and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 PM on July 20, 2012, for tabulation. Have your direction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:00 PM on July 20, 2012, for tabulation. Have your direction form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your direction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M47848-P27627-Z57982 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS DIRECTION FORM IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STERIS CORPORATION The Board of Directors recommends a vote FOR all the below nominees.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors		☐	☐	☐
1.	Election of Directors
Nominees:
	01) Richard C. Breeden	06) Walter M Rosebrough, Jr.
	02) Cynthia L. Feldmann	07) Mohsen M. Sohi
	03) Jacqueline B. Kosecoff	08) John P. Wareham
	04) David B. Lewis	09) Loyal W. Wilson
	05) Kevin M. McMullen	10) Michael B. Wood

The Board of Directors recommends a vote FOR Proposals 2 and 3.					For	Against	Abstain

2.	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.				☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.				☐	☐	☐

In its discretion, the Trustee is authorized to vote upon such other matters as may properly come before the meeting or at any adjournment thereof.

NOTE: Please sign exactly as name above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 26, 2012:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Sign and date direction form on the reverse side.

i      Please fold and detach direction form at perforation before mailing.      i

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — — —

M47849-P27627-Z57982

DIRECTION FORM	STERIS CORPORATION	DIRECTION FORM

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 26, 2012

Instructions for Voting Shares Held by Vanguard Fiduciary Trust Company, Trustee under the

STERIS Corporation 401(k) Plan and Trust (the “Plan”)

Pursuant to the Plan, and in my capacity as a Named Fiduciary for this purpose, I hereby direct Vanguard Fiduciary Trust Company, as Trustee, to vote in person or by proxy (i) all Common Shares of the Company credited to the employer stock fund account under the Plan and (ii) all Common Shares of the Company credited to accounts under the Plan for which the Trustee does not receive direction, at the Annual Meeting of Shareholders of the Company to be held on July 26, 2012, and at any adjournment thereof, as specified on the reverse side of this direction form on all matters properly coming before said meeting, including:

1.        To elect directors to serve for a one-year term of office expiring at the Company’s 2013 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, David B. Lewis, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

2.        To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.

3.        To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

The Board of Directors recommends votes FOR the election of the nominees listed above, FOR approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

ALL COMMON SHARES OF THE COMPANY HELD UNDER THE PLAN FOR WHICH THE TRUSTEE DOES NOT RECEIVE A DIRECTION (INCLUDING THOSE CREDITED TO YOUR EMPLOYER STOCK FUND ACCOUNT IF YOU DO NOT TIMELY PROVIDE THE TRUSTEE WITH A DIRECTION) WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS IT VOTES THOSE SHARES WITH RESPECT TO WHICH IT DOES RECEIVE VOTING INSTRUCTIONS REGARDING THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, APPROVAL, ON A NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2013 AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. SEE REVERSE SIDE.

DIRECTION FORMS MUST ARRIVE AT THE OFFICES OF BROADRIDGE FINANCIAL SOLUTIONS, THE TABULATING AGENT, NO LATER THAN 5:00 P.M., EASTERN TIME, ON JULY 20, 2012, FOR TABULATION.

SEE REVERSE SIDE.